SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACE OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEXMARK INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550
March 18, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Thursday, April 28, 2005, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.
      The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.
      I look forward to seeing you on April 28th.

Sincerely,

Paul J. Curlander
Chairman and
Chief Executive Officer

LEXMARK INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON THURSDAY, APRIL 28, 2005
March 18, 2005
To the Stockholders:
      The Annual Meeting of Stockholders of Lexmark International, Inc. (the “Company”) will be held on Thursday, April 28, 2005, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511, for the following purposes:

1. To elect four Directors for terms expiring in 2008;

2. To approve the Company’s 2005 Nonemployee Director Stock Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “Independent Auditors”) for the Company’s fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only stockholders of record at the close of business on Friday, March 4, 2005 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting.

By Order of the Board of Directors

Vincent J. Cole
Secretary
      PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 28, 2005, to be held at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 18, 2005. The Company’s Annual Report for the fiscal year ended December 31, 2004 is enclosed.
      Only stockholders of record at the close of business on Friday, March 4, 2005 will be entitled to vote at the meeting. As of such date, there were 126,624,740 shares (excluding shares held in treasury) of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote.
      The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any signed proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.
      Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. The Directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from a nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.
      Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of the Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding other proposals. The affirmative vote of a majority of the shares of Class A Common Stock present in person or by proxy is required to approve the Company’s proposals other than the election of the Directors. Abstentions on proposals that require the approval of a majority of the shares of Class A Common Stock present in person or by proxy and entitled to vote will have the effect of a vote against such proposals.
      A broker non-vote occurs under the rules of the New York Stock Exchange when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. Broker non-votes are counted as present for purposes of determining the existence of a quorum. Therefore, broker non-votes on proposals that require the approval of a majority of the outstanding shares or the shares present and entitled to vote at the meeting will have the effect of a vote against such proposals.

PROPOSAL 1
ELECTION OF DIRECTORS
      Action will be taken at the 2005 Annual Meeting to elect four Class II Directors to serve until the 2008 Annual Meeting of Stockholders. The nominees, as well as the Class I and Class III Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2005 Annual Meeting of Stockholders are B. Charles Ames, Ralph E. Gomory, Marvin L. Mann and Teresa Beck. Each of Messrs. Ames, Gomory and Mann have been Directors since March 1991. Ms. Beck has been a Director since April 2000. Mr. Ames, Mr. Gomory, Mr. Mann and Ms. Beck were elected by the stockholders in April 2002 to serve as Class II Directors with terms expiring at the 2005 Annual Meeting of Stockholders.
      Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.
Class II (Term Ending 2008)
      Mr. B. Charles Ames, age 79, has been a Director of the Company since March 1991. Since prior to 1991, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc. Mr. Ames was previously Chairman and Chief Executive Officer of Reliance Electric Company, The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation.
      Mr. Ralph E. Gomory, age 75, has been a Director of the Company since March 1991. Since 1989, Mr. Gomory has served as President of the Alfred P. Sloan Foundation. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at International Business Machines Corporation (“IBM”).
      Mr. Marvin L. Mann, age 71, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President. Mr. Mann also serves as Chairman of the Independent Trustees of Fidelity Funds and as a director of 301 investment companies that are part of the Fidelity Funds group.
      Ms. Teresa Beck, age 50, has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck also serves as a director of Albertson’s, Inc., ICOS Corporation and Questar Corporation.
      The following information on Class I and Class III Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting and whose terms of office will continue after the 2005 Annual Meeting of Stockholders.
Class I (Term Ending 2007)
      Mr. Frank T. Cary, age 84, has been a Director of the Company since March 1991. Mr. Cary retired as Chief Executive Officer of IBM in January 1981. Mr. Cary currently serves as a director of Celgene Corporation, Cygnus, Inc., ICOS Corporation, Lincare, Inc., and Vion Pharmaceuticals, Inc.
      Dr. Paul J. Curlander, age 52, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice President, Operations of the Company. In 1993, Dr. Curlander became a Vice President of the

Company, and from 1991 to 1993 he was General Manager of the Company’s printer business. Dr. Curlander currently serves as a director of American Standard Companies, Inc.
      Mr. Martin D. Walker, age 72, has been a Director of the Company since February 1997. Mr. Walker retired as the Chairman of the M.A. Hanna Company in December 1999, a position he had served in on an interim basis since October 1998. From October 1998 to June 1999, Mr. Walker also served as Chief Executive Officer of the M.A. Hanna Company on an interim basis. He had previously served as Chairman and Chief Executive Officer of the M.A. Hanna Company from September 1986 until December 1996, and continued as Chairman of the Board until June 1997 when he retired. Mr. Walker is also a director of Graphic Packaging Corporation and Textron, Inc.
      Mr. James F. Hardymon, age 70, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28-year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon also serves as a director of Air Products and Chemicals, Inc., American Standard Companies, Inc., and Circuit City Stores, Inc.
Class III (Term Ending 2006)
      Mr. Michael J. Maples, age 62, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for IBM. Mr. Maples also serves as a director of Motive, Inc. and Multimedia Games, Inc.
      Mr. Stephen R. Hardis, age 69, has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President — Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis also serves as Chairman of Axcelis Technologies, Inc. and as a director of American Greetings Corporation, Marsh & McLennan Companies, Inc., Nordson Corporation, The Progressive Corporation and STERIS Corporation.
      Mr. William R. Fields, age 55, has been a Director of the Company since December 1996. Mr. Fields is Chairman and Chief Executive Officer of APEC (China) Asset Management Ltd. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.
      Mr. Robert Holland, Jr., age 64, has been a Director of the Company since December 1998. Mr. Holland is a General Partner and Industry Specialist with Williams Capital Partners, a private equity firm. Mr. Holland also maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Previously, Mr. Holland served as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Prior to that, Mr. Holland was President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He also serves as a director of Carver Bancorp, Inc., Neptune Orient Lines, LTD and YUM! Brands, Inc.
Composition of Board and Committees
      The Company’s Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the twelve members of the Board of Directors, four have been elected as Class II Directors, four have been elected as Class III Directors, and four have been elected as Class I Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2005, 2006 and 2007, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. Directors may only be removed from the Board for cause.
      The Board of Directors held five meetings during 2004. All members of the Board attended at least 75% of the meetings of the Board and committees of the Board on which they served, except Mr. Holland who attended 71%. While the Company does not have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, all Directors are strongly urged to attend. All but two members of the Board of Directors attended last year’s Annual Meeting of Stockholders.
      The Board of Directors has adopted the stated requirements for independence under Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange as categorical standards for determining the independence of individual directors in accordance with guidance received from the New York Stock Exchange, and the Board has determined that all of the Board members, with the exception of Dr. Curlander, are independent on the basis of these requirements. Within each of the preceding three years, the Company has not made any charitable contributions that would exceed the greater of $1 million or 2% of a charitable organization’s consolidated gross revenues to any charitable organization for which a member of the Board of Directors served as an executive officer of the charitable organization.
      The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.
      The Executive Committee consists of Messrs. Cary, Gomory, Holland, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. The Executive Committee adopted a written charter in April 2000. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee did not meet during 2004.
      The Finance and Audit Committee consists of Ms. Beck and Messrs. Hardymon, Holland, Mann and Maples, with Ms. Beck serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Board of Directors does not limit the number of other public company audit committees on which members of its Finance and Audit Committee may serve. Therefore, the Board has determined that Ms. Beck’s service on three other public company audit committees does not impair her ability to effectively serve on the Company’s Finance and Audit Committee. The Finance and Audit Committee adopted a written charter in April 2000 and amended such charter in February of each of the years 2001 through 2005. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the systems of internal controls established by management, the integrity and transparency of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s policies related to risk assessment and risk management, the Independent Auditors’ qualifications and independence, the performance of the Independent Auditors’ and the Company’s internal audit functions, and the Company’s financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures. The Committee held nine meetings during 2004.

      The Compensation and Pension Committee consists of Messrs. Ames, Cary, Fields, Hardis and Walker, with Mr. Ames serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Compensation and Pension Committee adopted a written charter in April 2000 and amended such charter in February 2004. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company’s goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company’s pension plan, 401(k) savings plan and employee stock purchase plan. The Committee held five meetings during 2004.
      The Corporate Governance and Public Policy Committee consists of Ms. Beck and Messrs. Ames, Gomory, Hardymon and Walker, with Mr. Hardymon serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Corporate Governance and Public Policy Committee adopted a written charter in April 2000 and amended such charter in February 2004. The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership and function, and acting in an advisory capacity to the Board and the Company’s management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board. The Committee held four meetings during 2004.
Nomination of Directors
      The Corporate Governance and Public Policy Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors for election, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board at the time. The Corporate Governance and Public Policy Committee will consider candidates for election who bring knowledge, experience, expertise and diversity that would strengthen the Board. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants, but the Committee will also consider nominees recommended by stockholders.
      Stockholders wishing to recommend a director candidate for consideration by the Corporate Governance and Public Policy Committee may do so by complying with the procedures and providing the information required by the Company’s By-Laws.
Corporate Governance Matters
      The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees, known as the Code of Business Conduct. The Code of Business Conduct, as well as the Company’s Corporate Governance Principles and the charters of each of the committees of the Board of Directors are available on the Corporate Governance section of the Company’s Investor Relations website at http://investor.lexmark.com. The Company also intends to disclose on the Corporate Governance section of the Investor Relations website any amendments to the Code of Business Conduct and any waivers from the provisions of the Code of Business Conduct that apply to the principal executive officer, principal financial officer or controller and that relate to any elements of the code of ethics enumerated by the applicable regulation of the Securities and Exchange Commission (Item 406(b) of Regulation S-K). Stockholders may request a free copy of the Corporate Governance Principles, the charters of each of the committees of the Board of Directors or the Code of Business Conduct by writing to Lexmark International, Inc., Attention: Investor Relations, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550 or calling (859) 232-5568.
      The Board of Directors has elected not to select a single Presiding Director for its regularly scheduled executive sessions of non-management Directors, but rather to rotate such responsibility among all non-management members of the Board on an alphabetical rotation basis. Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. The Corporate Secretary will review all communications and forward appropriate correspondence to the proper Board member or members.
Compensation of Directors
      The Company’s policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an “Eligible Director”). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.
      In 2004, each Eligible Director of the Company received an annual retainer of $35,000, a daily attendance fee of $2,500 for attendance at Board and/or committee meetings held on the same day, a daily attendance fee of $2,000 ($2,500 for Finance and Audit Committee members) for attendance at committee meetings which were held the evening before a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as the chair of a committee also received an annual retainer of $6,500 ($10,000 for the Finance and Audit Committee Chair).
      Beginning in 2005, each Eligible Director of the Company will receive an annual retainer of $40,000. All other compensation paid to each Eligible Director of the Company will remain the same.
      In addition, each Eligible Director has the opportunity to participate in the Company’s Nonemployee Director Stock Plan (the “Director Plan”) described below. In April 2004, all Eligible Directors received an Annual Award (as defined below) of options to purchase 3,200 shares. It is currently anticipated that Annual Awards will continue to be made in order to attract, retain and motivate the best qualified Directors and to enhance a long-term mutuality of interest between the Company’s Directors and stockholders. The number of options granted in an Annual Award is reviewed annually by the Board of Directors. In 2004, the total exercise price of the grant per Director was approximately $250,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined that the amount of the 2005 Annual Award should remain the same.
      Under the Director Plan, upon election to the Board, each Eligible Director of the Company receives a one-time grant of options to purchase shares of Class A Common Stock at a purchase price per share equal to the fair market value of a share of Class A Common Stock on the date of grant (the “Initial Award”). The number of options granted in the Initial Award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors. In 2004, the total exercise price of any Initial Award would have been approximately $500,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined based on an analysis of comparable company market data that the 2005 Initial Award will increase to approximately $600,000 in total exercise price based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Each Eligible Director may, at the discretion of the Board, also be granted one or more option awards after the Initial Award (each an “Annual Award”).
      In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the “Annual Fees”) and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Class A Common Stock on the date of grant of the deferred stock units.
      The Board has implemented stock ownership guidelines encouraging Directors to own at least that number of shares of Class A Common Stock having a value of five times the annual retainer payable to a nonemployee Board member. Each Eligible Director is encouraged to reach this guideline ownership level within two to four years of becoming a member of the Board.

      The Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company.
      Directors are also eligible to participate in the Lexmark Employee Purchase Program which provides certain discounts for the purchase of Lexmark printers and printer supplies.
SECURITY OWNERSHIP BY MANAGEMENT
AND PRINCIPAL STOCKHOLDERS
      The following table furnishes certain information, to the best knowledge of the Company, as of March 4, 2005, as to the shares of Class A Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the Chief Executive Officer during 2004 and the four other most highly compensated officers of the Company, (iii) all Directors and executive officers of the Company as a group and (iv) each person owning beneficially more than 5% of the outstanding shares of Class A Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

	Amount and Nature		Percentage
Beneficial Owner	of Beneficial Ownership		of Class

Davis Selected Advisers, L.P.	10,766,808(1)		8.34	%(1)
2949 East Elvira Road, Suite 101 Tucson, AZ 85706
B. Charles Ames	110,420(2	)(3)	*
Teresa Beck	14,598(2)		*
Frank T. Cary	47,167(2)		*
William R. Fields	30,907(2)		*
Ralph E. Gomory	34,714(2)		*
Stephen R. Hardis	80,064(2)		*
James F. Hardymon	22,380(2)		*
Robert Holland, Jr.	22,131(2)		*
Marvin L. Mann	987,629(2	)(4)	*
Michael J. Maples	23,434(2)		*
Martin D. Walker	31,346(2	)(5)	*
Paul J. Curlander	1,167,371(2)		*
Paul A. Rooke	193,224(2	)(6)	*
Gary E. Morin	239,897(2)		*
Najib Bahous	105,157(2)		*
Vincent J. Cole	196,224(2	)(7)	*
All directors and executive officers as a group (21 persons)	3,560,675(2)		2.76

*	Less than 1% of class.

(1)	Based on a Schedule 13G/ A filed with the Securities and Exchange Commission on March 3, 2005. Davis Selected Advisers, L.P., a registered investment adviser, is the beneficial owner of 10,766,808 shares over which it has sole voting and sole dispositive power.

(2)	Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following March 4, 2005 by the following persons and groups in the following amounts: B. Charles Ames, 14,468 shares; Teresa Beck, 9,768 shares; Frank T. Cary, 13,947 shares; William R. Fields, 23,679 shares; Ralph E. Gomory, 19,175 shares; Stephen R. Hardis, 18,169 shares; James F. Hardymon, 15,003 shares; Robert Holland, Jr., 17,068 shares; Marvin L. Mann, 573,944 shares; Michael J. Maples, 16,626 shares; Martin D. Walker, 22,046 shares; Paul J. Curlander, 853,246 shares; Paul A. Rooke, 150,422 shares; Gary E. Morin, 204,633 shares; Najib Bahous, 90,407 shares, Vincent J.

Cole, 118,360 shares: and all Directors and executive officers as a group (21 persons), 2,364,946 shares. These shares also include Elective Deferred Stock Units that were acquired by executive officers and Supplemental Deferred Stock Units and Restricted Stock Units that have become vested. These shares do not include Supplemental Deferred Stock Units that have yet to become vested in full on the fifth anniversary of their date of grant subject to continued employment. Also included in these shares are Deferred Stock Units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan. These shares also include shares allocated to the employee through participation in the Employee Stock Purchase Plan. The shares held in the Employee Stock Purchase Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, each participant would have the right to tender or not tender his or her shares, subject to a one-year holding period required by the terms of the plan.

(3)	Mr. Ames’ shares include 90,000 shares owned by a family limited partnership, of which 97% of the limited partnership interests are held by two revocable trusts — one established for the benefit of Mr. Ames, for which he is the trustee, and one established for the benefit of Mr. Ames’ spouse, for which Mr. Ames’ spouse is the trustee.

(4)	Mr. Mann’s shares do not include 37,000 shares that are held by an irrevocable trust established by Mr. Mann for the benefit of certain relatives. Mr. Mann’s shares include 348,346 shares and options to purchase 565,876 shares that are owned by three family limited partnerships. The general partner of each family limited partnership is a corporation, of which Mr. Mann is the controlling stockholder. Mr. Mann’s shares also include 11,002 shares owned by Mr. Mann’s spouse. Mr. Mann disclaims beneficial ownership of all such shares.

(5)	Mr. Walker’s shares include 4,832 shares owned by a revocable trust established by Mr. Walker for his own benefit. Mr. Walker disclaims beneficial ownership of all such shares.

(6)	Mr. Rooke’s shares include 40,529 shares owned by a revocable trust established by Mr. Rooke for his own benefit and 530 shares owned by members of his immediate family. Mr. Rooke disclaims beneficial ownership of all such shares.

(7)	Mr. Cole’s shares include 23,489 shares that are held by a limited liability company (“LLC”) of which he is the general manager. Mr. Cole holds 4% of the membership units of the LLC and the remaining 96% of the membership units of the LLC are held equally (48% each) by two trusts for the benefit of his children. Mr. Cole disclaims beneficial ownership of 96% of the securities held by the LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that it failed to timely file three reports on behalf of Mr. Bork for grants by the Company of 363, 390, and 305 elective deferred stock units and 73, 78 and 61 supplemental deferred stock units on the deferral of his incentive compensation in March 2002, 2003 and 2004, respectively.
EXECUTIVE COMPENSATION
      The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 2004 salary and annual incentive compensation (the “Named Executive Officers”). The principal components of such individuals’ current cash compensation are the annual salary and the annual incentive compensation included in the Summary Compensation Table. Also described below is the future compensation such individuals are eligible to receive under the Company’s retirement plans and existing long-term incentive and equity programs.
      The following table sets forth the compensation earned by the Named Executive Officers for all services rendered to the Company and its subsidiaries during the years ended December 31, 2004, 2003, and 2002.
SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation

						Other			Securities		All Other
				Incentive		Annual		Restricted	Underlying		Compensation
Name and Principal Position	Year	Salary		Compensation		Compensation(1)		Stock Awards(2)	Options (#)		(3)

P. J. Curlander	2004	$943,750		$1,410,382		$18,125		$0	176,612	(4)	$6,150
Chairman and Chief	2003	875,000		1,630,000		0		0	172,170	(4)	6,000
Executive Officer	2002	846,438		1,250,000		0		0	198,304	(4)	5,100
P.A. Rooke	2004	474,654		513,987		18,107		972,480	92,707	(4)	6,150
Executive Vice President	2003	430,000		619,095		0		0	69,450	(4)	6,000
and Division President	2002	374,247		420,000		0		0	72,438	(4)	5,100
G. E. Morin	2004	422,846		462,328		8,790		0	88,841	(4)	6,150
Executive Vice President	2003	395,000		547,126		0		0	55,837	(4)	6,000
and Chief Financial Officer	2002	386,438		419,225		0		0	50,079	(4)	5,100
N. Bahous	2004	411,699	(5)	459,304		280,299	(5)(6)	1,057,920	48,927	(4)	8,766	(5)
Vice President and	2003	334,809	(5)	310,000	(5)	365,057	(5)(6)	0	47,000		2,513	(5)
Division President	2002	244,831	(5)	235,621	(5)	350,544	(5)(6)	0	25,000		2,062	(5)
V. J. Cole	2004	345,462		364,010		9,733		0	73,114	(4)	6,150
Vice President, General	2003	310,000		400,764		0		0	89,665	(4)	6,000
Counsel, and Secretary	2002	301,438		305,107		0		0	39,065	(4)	5,100

(1)	With the exception of Mr. Bahous, none of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus. Although not required to be reported, beginning with this proxy statement for the 2004 calendar year, Lexmark is disclosing amounts below this threshold of reporting.

For 2004, this column includes (i) financial planning for Dr. Curlander, Messrs. Rooke, Morin and Cole in the amounts of $10,139, $11,733, $5,696 and $6,307, (ii) tax payment reimbursement on these financial planning payments for Dr. Curlander, Messrs. Rooke, Morin and Cole in the amounts of $5,508, $6,374, $3,094 and $3,426, and (iii) personal use of corporate aircraft by the named executive or members of the executive’s family for Dr. Curlander in the amount of $2,477, as calculated using the Standard Industry Fare Level (SIFL) rates. Dr. Curlander is taxed on the imputed income attributable to such personal use and does not receive tax assistance from the Company with respect to this amount. Reimbursements for financial planning are reported on a cash basis. The Named Executive Officers can receive up to $5,000 ($10,000 for Dr. Curlander) annually in reimbursement for qualified payments made under this program. Amounts not used in previous years can be carried forward, up to a maximum of $15,000, for use in subsequent years.

The amounts included for Mr. Bahous are further detailed in a separate footnote and include customary payments generally applicable to employees temporarily assigned outside their home countries. Effective July 1, 2004, Lexmark International, Inc. and Mr. Bahous agreed to terminate his international assignment from France to the United States. See “Employment Contracts” for details concerning the termination of this assignment and the employment contracts related to his continued employment in the United States.

(2)	The value reflected in the table is the value on the date of grant (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded). Of the 12,000 restricted stock units granted to Mr. Rooke on February 25, 2004, 4,080 will vest on February 25, 2006, and 3,960 on each of February 25, 2008 and February 25, 2010. Of the 12,000 restricted stock units granted to Mr. Bahous on August 20, 2004, 4,080 will vest on August 20, 2006, and 3,960 on each of August 20, 2008 and August 20, 2010. The aggregate number and value of restricted stock units at year end 2004 (calculated by multiplying the closing price of Lexmark Class A Common

Stock on December 31, 2004, $85.00, by the number of restricted stock units outstanding at year end) for Mr. Rooke is 12,000/$1,020,000, for Mr. Bahous 12,000/$1,020,000 and for Dr. Curlander is 73,250/$6,226,250. The outstanding restricted stock units for Dr. Curlander are from the February 21, 2001 grant of 50,000 restricted stock units, of which 16,666 vested on February 21, 2003 and were deferred to February 21, 2005 and 16,667 of which vested on February 21, 2005 and 16,667 of which will vest on February 21, 2007; 21,000 units from the February 12, 1998 grant which vested on February 12, 2001 and were deferred to February 28, 2005; and 2,250 remaining units from the February 12, 1998 grant which will vest on February 12, 2005. Unless otherwise determined by the Compensation and Pension Committee, holders of restricted stock units are entitled to receive, either currently or at a future date as specified by the Committee, dividends and other distributions paid with respect to such shares, subject to the same forfeiture and transferability restrictions as apply to the restricted stock units with respect to which they were paid.

(3)	Matching contribution by the Company under the Lexmark Savings Plan for Dr. Curlander and Messrs. Rooke, Morin, Bahous and Cole and by a subsidiary of the Company under the Plan d’Epargne Entreprise for Mr. Bahous.

(4)	Includes replacement (reload) options awarded automatically upon exercise of options paid for with previously owned shares of Lexmark Class A Common Stock, as follows: 2004 Reloads — Dr. Curlander — 26,612, Mr. Rooke — 45,707 (621 of which expired on April 28, 2004 prior to exercise), Mr. Morin — 41,841, Mr. Bahous — 1,927 and Mr. Cole — 40,114; 2003 Reloads — Dr. Curlander — 22,170 (3,925 of which expired on January 28, 2003 prior to exercise), Mr. Rooke — 22,450, Mr. Morin — 8,837 and Mr. Cole — 56,665 (includes 549 reload options (all of which expired on April 29, 2003 prior to exercise) granted to a limited liability company (“LLC”) which is managed and partially owned by Mr. Cole (see footnote (7) to the Beneficial Ownership Table for further information regarding the LLC)); 2002 Reloads — Dr. Curlander — 48,304 (10,448 and 3,977 of which expired on May 26, 2002 and January 28, 2003, respectively, prior to exercise), Mr. Rooke — 10,438, Mr. Morin — 3,079 and Mr. Cole — 6,065 (includes 2,330 reload options (1,094 of which expired on April 30, 2002 prior to exercise) granted to LLC).

(5)	Where appropriate, these amounts were calculated using the exchange rate in effect on the dates such payments were made.

(6)	Includes the cost of providing various personal benefits to Mr. Bahous in connection with his assignment to the Company’s headquarters in Lexington, Kentucky. These are customary payments generally applicable to employees temporarily assigned outside their home countries and include, among other things, tax equalization payments reported on a cash basis in the amount of $171,653, $239,108, and $218,848 for the years 2004, 2003 and 2002, respectively.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information about the Company’s equity compensation plans as of December 31, 2004.

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted average exercise	remaining available for
	outstanding options,	price of outstanding	future issuance under
Plan Category	warrants and rights	options, warrants and rights(1)	equity compensation plans

	(Number of securities in millions)
Equity compensation plans approved by stockholders	11.9 (2)	$61.90	8.9 (3)
Equity compensation plans not approved by stockholders(4)	0.9	$45.98	0.4

Total	12.8	$60.73	9.3

(1)	The numbers in this column represent the weighted average exercise price of stock options only.

(2)	As of December 31, 2004, of the approximately 11.9 million awards outstanding under the equity compensation plans approved by stockholders, there were approximately 11.4 million stock options (of which 11,175,000 are employee stock options and 249,000 are nonemployee director stock options), 290,000 restricted stock units and supplemental deferred stock units, 21,000 voluntarily deferred performance shares that were earned as of the end of 2000, and 164,000 elective deferred stock units (of which 122,000 are employee elective deferred stock units and 42,000 are nonemployee director elective deferred stock units) that pertain to voluntary elections by certain members of management to defer all or a portion of their annual incentive compensation and by certain nonemployee directors to defer all or a portion of their annual retainer, chair retainer and/or meeting fees, that would have otherwise been paid in cash.

(3)	Of the 8.9 million shares available, 6.5 million relate to employee plans (of which 3.0 million may be granted as full-value awards), 0.1 million relate to the nonemployee director plan and 2.3 million relate to the employee stock purchase plan.

(4)	The Company has only one equity compensation plan which has not been approved by its stockholders, the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (the “Broad-Based Plan”). The Broad-Based Plan, which was established on December 19, 2000, provides for the issuance of up to 1.6 million shares of the Company’s Common Stock pursuant to stock incentive awards (including stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units) granted to the Company’s employees, other than its Directors and executive officers. The Broad-Based Plan expressly provides that the Company’s Directors and executive officers are not eligible to participate in the Plan. The Broad-Based Plan limits the number of shares subject to full-value awards (e.g., restricted stock units and performance awards) to 50,000 shares. The Company’s Board of Directors may at any time terminate or suspend the Broad-Based Plan, and from time to time, amend or modify the Broad Based-Plan, but any amendment which would lower the minimum exercise price for options and stock appreciation rights or materially modify the requirements for eligibility to participate in the Broad-Based Plan, requires the approval of the Company’s stockholders. In January 2001, all employees other than the Company’s Directors, executive officers and senior managers, were awarded stock options under the Broad-Based Plan. All 0.9 million awards outstanding under the equity compensation plan not approved by stockholders are in the form of stock options.

OPTION GRANTS IN 2004

	Individual Grants (1)

	Number of		Percent of Total
	Securities		Options Granted			Grant Date
	Underlying Options		to Employees	Exercise	Expiration	Present Value
Name	Granted (#)		in Fiscal Year	Price ($/sh)	Date	($)(2)

P.J. Curlander	150,000(5)		5.68%	$81.04	2/25/2014	$2,458,035
	2,626(3)		0.10	84.50	2/09/2005	16,892
	4,882(3)		0.18	96.16	2/13/2007	61,249
	1,555(3)		0.06	96.16	2/09/2005	10,054
	1,171(3)		0.04	96.16	2/09/2005	7,571
	3,784(3)		0.14	96.16	2/09/2005	24,466
	2,730(3)		0.10	96.16	2/09/2005	17,651
	4,434(3)		0.17	85.86	2/13/2007	48,758
	5,430(3)		0.21	81.78	2/13/2007	54,105
P.A. Rooke	47,000(5)		1.78	81.04	2/25/2014	770,184
	413(3	)(4)	0.02	80.88	4/28/2004	0
	208(3	)(4)	0.01	80.88	4/28/2004	0
	19,804(3)		0.75	80.88	2/11/2009	289,982
	2,483(3)		0.09	92.76	2/11/2009	42,218
	1,318(3)		0.05	92.76	2/12/2008	19,262
	1,943(3)		0.07	92.76	11/15/2005	16,728
	648(3)		0.02	92.76	11/15/2005	5,579
	1,642(3)		0.06	92.76	2/13/2007	19,904
	678(3)		0.03	92.76	2/11/2013	17,323
	7,512(3)		0.28	80.01	2/21/2011	132,086
	2,228(3)		0.08	80.01	10/31/2012	45,516
	6,079(3)		0.23	80.01	2/11/2013	126,654
	751(3)		0.03	80.01	11/15/2005	4,778
G.E. Morin	47,000(5)		1.78	81.04	2/25/2014	770,184
	2,253(3)		0.09	84.50	2/13/2007	25,882
	1,148(3)		0.04	84.50	1/08/2006	10,216
	1,980(3)		0.07	96.16	2/13/2007	24,841
	1,834(3)		0.07	96.16	1/08/2006	17,514
	2,539(3)		0.10	96.16	2/12/2008	38,063
	8,891(3)		0.34	86.95	2/12/2008	120,392
	17,088(3)		0.65	82.65	2/21/2011	309,064
	6,108(3)		0.23	82.65	2/20/2012	120,990
N. Bahous	47,000(5)		1.78	81.04	2/25/2014	770,184
	1,927(3)		0.07	95.06	2/12/2008	28,745
V.J. Cole	33,000(5)		1.25	81.04	2/25/2014	540,768
	2,324(3)		0.09	81.10	2/11/2009	34,194
	4,109(3)		0.16	81.10	2/20/2012	81,963
	4,076(3)		0.15	81.10	2/21/2011	74,472
	4,203(3)		0.16	91.75	2/11/2013	106,459
	6,209(3)		0.23	91.75	2/12/2008	89,960
	8,216(3)		0.31	91.75	2/11/2009	138,557
	7,205(3)		0.27	91.75	2/21/2011	153,740
	2,491(3)		0.09	91.75	2/13/2007	29,932
	733(3)		0.03	91.75	7/01/2006	7,676
	548(3)		0.02	95.06	11/15/2005	4,822

(1)	Each option permits the optionee (i) to pay for the exercise price with previously owned shares of Class A Common Stock and (ii) to satisfy tax-withholding obligations with shares acquired upon exercise. With respect to options granted prior to February 2004, unless the Compensation and Pension Committee determines otherwise, replacement (reload) options are automatically granted upon exercise of options paid for with previously owned shares of Class A Common Stock. The number of reload options granted is equal to the number of shares used to satisfy the option exercise cost.

(2)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of options granted during 2004 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility — The standard deviation of the monthly high stock price over a three-year period immediately preceding the grant date. The volatility used in the calculations was 25.5%.

(b)	Risk-Free Interest Rate — The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate used in the calculations ranged from 0.98% to 3.56%.

(c)	Dividend Yield — The expected dividend yield was 0% based on the historical dividend yield.

(d)	Expected Life — The expected life of grants, other than reload option grants, was three years. The expected life of reload grants was assumed to be 50% of the remaining period until expiration. The expected life of reload grants ranged from .41 years to 4.43 years.

(e)	Forfeiture Rate — The forfeiture rate was assumed to be 5% per year for grants other than reload grants. No forfeitures were assumed for reload grants.

(3)	These are reload options which have the same terms and conditions (including the same expiration date) as the related option that was exercised using previously owned shares of Class A Common Stock, except that the exercise price of the reload option is equal to the fair market value of a share of Class A Common Stock on the date such reload option is granted and such reload option is not exercisable until the six-month anniversary of the reload grant date.

(4)	These reload options have a present value of $0 because the reload options expired before they became exercisable (the six-month anniversary of the reload grant date). Mr. Rooke was granted reload options on February 25, 2004 which expired on April 28, 2004.

(5)	Each option granted has a ten year term and becomes vested as to 34% of the award on the first anniversary of the grant date, and as to an additional 33% on each of the next two anniversary dates, subject to continuation of employment.

AGGREGATED OPTION EXERCISES IN 2004
AND FISCAL YEAR-END OPTION VALUES
      The following table sets forth information for each Named Executive Officer with regard to stock option exercises during 2004 and the aggregate stock options held at December 31, 2004.

			Number of Unexercised			Value of Unexercised
			Options			In-The-Money Options at
			at Fiscal Year-End (#) (1)			Fiscal Year-End ($) (2)
	Shares Acquired	Value
Name	by Exercises (#)	Realized	Exercisable		Unexercisable	Exercisable		Unexercisable

P. J. Curlander	145,627	$10,442,112	737,045		561,864	$27,038,538		$9,003,085
P. A. Rooke	67,355	1,783,966	108,172		187,170	1,575,713		3,128,392
G. E. Morin	139,944	8,699,715	158,366		193,687	3,919,566		2,869,999
N. Bahous	13,000	992,953	56,027		111,000	1,700,824		2,067,408
V. J. Cole	55,584	1,353,311	84,415	(3)	113,400	396,416	(3)	1,976,832

(1)	Represents the number of shares subject to outstanding options.

(2)	Based on a price of $85.00 per share, the closing price of the Company’s Class A Common Stock on December 31, 2004, minus the exercise price.

(3)	At December 31, 2004, 575 of the exercisable options having a value of $15,261 were held by a limited liability company (“LLC”) which is managed and partially owned by Mr. Cole. See footnote (7) to the Beneficial Ownership Table for further information regarding the LLC.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table shows all long-term incentive awards in 2004 to each of the named executive officers:

		Estimated Future Payouts
	Performance or Other	Under Non-Stock Price-Based Plans
	Period Until Maturation
Name	or Payout	Threshold	Target	Maximum

P. J. Curlander	1/1/2004 - 12/31/2006	$463,125	$1,425,000	$2,885,625
P. A. Rooke	1/1/2004 - 12/31/2006	195,000	600,000	1,215,000
G. E. Morin	1/1/2004 - 12/31/2006	172,250	530,000	1,073,250
N. Bahous	1/1/2004 - 12/31/2006	159,250	490,000	992,250
V. J. Cole	1/1/2004 - 12/31/2006	113,750	350,000	708,750
      The Plan awards are denominated in cash but may be paid in cash, stock or a combination of cash and stock at the Compensation and Pension Committee’s discretion. The award is earned for achieving cumulative revenue and operating income and three-year average cash cycle objectives for the period beginning 1/1/04 and ending 12/31/06. For any payout to occur minimum objectives must be met for (a) both revenue and operating income; (b) cash cycle; or (c) financial peer review.
      The revenue portion of the award calculation will be 35%, 70% and 105% of the target award for each of the threshold, target and maximum business objectives. The operating income portion acts as a multiplier of the revenue award percentage at 50%, 100% and 150% for threshold, target and maximum, respectively. The cash cycle portion of the award will be 15%, 30% or 45% of the target award if the threshold, target or maximum cash cycle objective, respectively, is achieved.
      The financial peer review is at the end of the three-year performance period and compares the return on invested capital (“ROIC”) and compound annual growth rate in earnings per share (“EPS”) for the Company with that of its peer companies over the same three-year period. If the Company’s ROIC and EPS growth are both at or above each of the median averages of the ROIC and EPS growth of the peer companies included in three market indices (the S&P Technology Index, the S&P 500 Index and the Russell 1000 Index), the 2004 — 2006 Long-Term Incentive Plan will be funded at the minimum level regardless of any below-minimum attainment for the three financial performance measures of revenue, operating income and cash cycle.
      The payment of each executive’s long-term incentive bonus is conditioned on continued employment and eligibility. In the case of death or long-term disability during the performance period, a prorated payout, if any, will be based on actual financial performance over the entire performance period.
Lexmark Retirement Growth Account Plan
      The Lexmark Retirement Plan was amended and restated as the Lexmark Retirement Growth Account Plan effective January 1, 1998. The Lexmark Retirement Growth Account Plan is a defined benefit pension plan. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. Individual Retirement Growth Account balances grow with the addition of annual allocations equal to 6% of eligible earnings (salary, commission payments and recurring payments under certain forms of variable compensation, incentive pay and certain other payments such as overtime and premium pay) as well as an interest component. The annual allocation of 6% of eligible earnings ceases after 35 years of total service, but interest continues to accrue on individual Retirement Growth Account balances until benefit payments commence. Upon leaving the Company after the participant has become vested (which requires 5 years of service), the participant may elect an annuity funded by the Retirement Growth Account balance or a lump sum payment of the Retirement Growth Account balance.
      The Lexmark Retirement Plan was designed to provide a monthly retirement income based on service and earnings. Benefits under this Plan were frozen on December 31, 1999. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula based upon an employee’s credited service and earnings (frozen on December 31, 1999), and a Personal Retirement Provision, which provided annual allocations based upon an employee’s earnings and guaranteed interest credits. Upon retirement, benefits for employees hired before January 1, 1993 are calculated under the prior plan provisions and under the provisions effective January 1, 1998. Participants receive benefits equal to the greater of the two calculations.
      The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which, but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, would have been paid under the Lexmark Retirement Growth Account Plan. These benefits are paid out of the general funds of the Company.
      Under the foregoing plans, each of the Named Executive Officers is entitled to an estimated annual retirement pension, calculated as of February 15, 2005, upon normal retirement at age 65, in the following amounts: Dr. Curlander $449,164, Mr. Rooke $223,159, Mr. Morin $108,441, Mr. Bahous $146,773 and Mr. Cole $205,572.
French Retirement Plans
      Prior to July 2004, Mr. Bahous was assigned from Lexmark Europe SARL (“Lexmark SARL”), a subsidiary of the Company located in France, to the Company’s headquarters in Lexington, Kentucky. Pursuant to his employment contract, Mr. Bahous was maintained on the Lexmark SARL payroll, and Lexmark SARL and Mr. Bahous contributed to the normal French benefits, including the mandatory French pension plans. In July 2004, Mr. Bahous moved to the Company’s U.S. payroll and became eligible to participate in the Lexmark Retirement Growth Account Plan. At that time, the Company suspended contributions to the French pension plans for Mr. Bahous. Under the terms of his U.S. employment contract, Mr. Bahous’ service with Lexmark SARL counts toward his vesting under the Company’s retirement plans but not toward his benefit accrual.
      For French employees, retirement benefits consist of mandatory benefits and a complementary plan that was transferred from IBM when the Company was formed, and was converted into a Company plan in 2002. The complementary plan transferred by IBM is a defined contribution plan managed by AXA, a French insurance company.

      The mandatory benefits are divided into Social Security, the mandatory plan (“ARRCO”) and the mandatory plan for executives, professionals and managers (“AGIRC”). The benefit from Social Security is a maximum of 50% of the 25-year average of the Social Security ceiling. With respect to the ARRCO and AGIRC plans, the contributions secure pension points. Pension points are a measurement unit similar to units purchased in a mutual fund or unit trust. The total number of accumulated points at retirement is multiplied by the point value at the date of retirement to determine the ARRCO and AGIRC pension benefit.
      Under the ARRCO and AGIRC plans, Mr. Bahous is entitled to an estimated annual retirement pension calculated as of February 15, 2005, upon normal retirement at age 61, in the following amount: $72,810.
Employment Contracts
      The Company is party to employment agreements with each of Dr. Curlander and Messrs. Rooke, Morin, Bahous and Cole with employment terms expiring June 30, 2005 in the case of Dr. Curlander and Messrs Rooke, Morin and Cole and June 30, 2006 in the case of Mr. Bahous. The employment agreements will automatically renew for an additional two-year employment term, unless notice is given by the Company or the employee of an intention not to renew the agreement prior to the expiration date of the current term. Dr. Curlander receives an annual base salary of $1,000,000, Mr. Rooke receives an annual base salary of $530,000, Mr. Morin receives an annual base salary of $465,000, Mr. Bahous receives an annual base salary of $440,000 and Mr. Cole receives an annual base salary of $390,000. Such salaries may be increased by the Board of Directors, in its discretion, from time to time. In addition, each executive is eligible to receive an annual incentive compensation award equal to a percentage of such base salary ranging from 0% to 200% in the case of Dr. Curlander, 0% to 150% in the case of Messrs. Rooke and Morin and 0% to 140% in the case of Messrs. Bahous and Cole, depending upon the performance of the individual, the individual’s business unit and the Company measured against performance goals established by the Compensation and Pension Committee. In the event of a termination of an executive’s employment by the Company “without cause” or by the executive for “good reason” (each as defined in the employment agreements), the executive will continue to receive payments of his or her base salary as an employee for a period equal to the greater of one year or the remaining term of the employment agreement. In addition, the executive will be entitled to a pro rata annual bonus for the year of termination. Each of the employment agreements contains covenants regarding nondisclosure of confidential information, non-competition and non-solicitation.
      In July 2004, the employment agreement entered into by Lexmark SARL with Mr. Bahous on April 1, 1991 was suspended by endorsement and supplemented by an employment agreement signed with the Company during his stay in the United States. The seniority acquired during Mr. Bahous’ expatriation will be cumulated with the seniority he already acquired until the date of expatriation. During his expatriation in the United States, the Company will request the adhesion of Mr. Najib Bahous to the “Caisse des Franpaisal’Etranger” (“Fund scheme for French people abroad”) for sickness-maternity-disability risks, and daily allowances for sickness and old age. The Company will pay and take responsibility for those contributions due to the “Caisse des Franpaisal’Etranger” for the duration of the expatriation, on the basis of his reference salary fixed at 259,000 Euros. In addition, the Company will make the required contributions to the ASSEDIC (unemployment). The Company will not require reimbursement from Mr. Bahous for these contributions. Finally, all benefits accruing to Mr. Bahous pursuant to his Lexmark SARL agreement shall cease immediately with the following exceptions: (i) taxation — the Company shall continue to pay the cost of preparation for all U.S. and French tax filings required to be filed by Mr. Bahous until such time as Mr. Bahous’ employment with the Company is terminated or Mr. Bahous returns to France; (ii) immigration — the Company shall continue to pay the cost of all U.S. immigration filings and appearances required of Mr. Bahous and his immediate family to enable each of them to obtain their green cards; and (iii) relocation expenses — upon the termination of Mr. Bahous’ employment with the Company or his return to Paris, France at the request of the Company, the Company shall arrange and pay for the shipment of a reasonable amount of personal goods and effects and air travel for Mr. Bahous’ immediate family from his place of work in the United States to Paris, France.
      In April 1998, the Company entered into Change in Control Agreements with several executive officers of the Company, including Dr. Curlander, and Messrs. Rooke, Morin and Cole. On July 1, 2004, the

Company entered into a Change in Control Agreement with Mr. Bahous. Under the terms of those agreements, each of the named Executive Officers is entitled to participate in the incentive, savings, retirement, and welfare benefit plans and to receive their fringe benefits, for a period of two years following a change in control of the Company. If following a change in control of the Company, the named executive officer is terminated other than for “Cause,” death, or disability, or the executive terminates his or her employment for “Good Reason” (terms as defined in the agreements), he will be entitled to receive as a lump sum following the termination (a) his or her base salary and pro rata portion of the annual bonus through the date of termination, and (b) three times (two times in the case of Messrs. Bahous and Cole) the sum of his or her annual base salary and incentive compensation, calculated assuming the Company attained its financial targets and disregarding personal attainment goals for the years in question. In addition, for a period of three years (two years in the case of Messrs. Bahous and Cole) following the executive’s date of termination, the Company will be obligated to continue to provide at least the same level of benefits that were provided during the executive’s employment, or if more favorable to the executive, as in effect thereafter. Any stock incentive awards held by the executive under the Company’s Stock Incentive Plan will be canceled promptly and a payment in cash for the difference in the exercise price and the change in control price will be made to the executive. The number of Performance Awards (as defined in the Stock Incentive Plan) payable to the executive out of the Stock Incentive Plan will be calculated using the greater of the target performance level or actual attainment of the Company from the beginning of the performance period through the change in control. To the extent that any benefits to the executive under the agreement triggers an excise tax to the executive, he will receive a “Grossed-Up” payment to negate the effects of such tax.
      The Company has entered into indemnification agreements with Dr. Curlander, and each of Messrs. Rooke, Morin, Bahous and Cole, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as officers of the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      This report provides an explanation of the philosophy underlying the Company’s executive compensation programs and details on how decisions were implemented during 2004 regarding the compensation paid to Dr. Paul J. Curlander, who serves as Chairman and Chief Executive Officer of the Company, and other executive officers of the Company. In developing the practices and policies described in this report, the Compensation and Pension Committee relied on the advice of outside consultants experienced in the design and implementation of executive compensation arrangements. The Compensation and Pension Committee is composed entirely of independent non-management Directors.
The Company’s Executive Compensation Philosophy
      In determining total compensation for the Company’s executive officers, the Compensation and Pension Committee’s philosophies are:

•	Pay for performance where performance criteria are aligned with shareholder interests;

•	Put pay significantly “at risk” and subject to the achievement of corporate, business unit, and strategic business objectives;

•	Balance short-term and long-term objectives; and

•	Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop and retain outstanding talent.
      The Compensation and Pension Committee is responsible for setting and administering the policies governing base salary, incentive compensation, stock-based compensation and other long-term incentive awards for the Company’s executive officers, including the CEO, and other key members of management. The Compensation and Pension Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Company’s compensation practices, including its employee benefit plans.

Comparative compensation data is collected from surveys conducted by human resources consulting firms and supplemented by proxy data from peer group companies.
      The Company utilized information regarding each executive officer’s title, position, responsibilities, experience, length of time in position, current compensation and compensation history (including base salary increases, incentive compensation awards and long-term incentive compensation awards) to functionally match each executive officer to positions reported in the compensation surveys. The Company targets base salary and annual cash compensation at the 50th percentile (median) and the 65th percentile, respectively, based on target performance. Long-term incentives were established based on competitive survey data and an evaluation of each executive’s contribution to business results. The Company regularly reviews its compensation policies and practices, including the rates of compensation paid to executive officers and its employee benefit plans, with outside consultants.
Base Salary
      As discussed above, the Compensation and Pension Committee determines base salaries for executive officers by evaluating the responsibilities of the position held, the experience of the individual and time in position, and by reference to the information compiled from compensation surveys regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace.
Annual Incentive Compensation
      Annual incentive compensation awards are structured to become payable to the Company’s executive officers upon the attainment of pre-established annual financial and individual performance objectives; the CEO’s annual incentive compensation structure is based on the achievement of annual financial goals established by the Compensation and Pension Committee. The annual incentive compensation opportunity is determined for each executive officer based on the survey data for annual incentive awards and total compensation published in the survey sources referenced above. Consistent with the Company’s pay-for-performance philosophy, executives’ total cash compensation is highly leveraged. As discussed above, the Company benchmarks base salary at the 50th percentile (median) and annual cash compensation (i.e. base salary plus bonus opportunity) at the 65th percentile of the survey data based on target performance. The 2004 annual incentive compensation award payable to each executive officer was determined based upon achievement of performance factors that varied based upon the executive officer’s position, level of responsibility and particular business unit. For 2004, corporate and business unit performance were measured with reference to revenue, operating income and cash cycle. Individual performance was measured against specific goals established for each executive officer with emphasis on such officer’s corporate responsibilities and the particular needs of his or her business unit. The aggregate amount available to pay that portion of the annual incentive award that is based on the corporate and individual performance objectives is based upon the Company’s achievement of its pre-established objectives. The portion of the annual incentive that is based on attainment of business unit objectives is paid upon the achievement of the pre-established business unit objectives. Failure to meet the threshold of the pre-established objectives for both the Company and the business unit results in no annual incentive award being paid, unless certain market share gains are achieved, which allow for a reduced payment.
      Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to pre-determined performance objectives within the meaning of Section 162(m). To ensure deductibility of non-discretionary annual incentive awards, the Senior Executive Incentive Compensation Plan, the purpose of which is to satisfy the requirements of Section 162(m), was presented to and approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders. The Compensation and Pension Committee and the Board believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual’s performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, the Compensation and Pension Committee reserves the right to award discretionary incentive awards and adopt other compensation plans and arrangements which may not be deductible under Section 162(m) to executive officers. Any such incentive payments would be based on the Compensation and Pension Committee’s qualitative assessment of the applicable executive’s individual performance and contribution.
Long-Term Incentive Compensation

Long-Term Awards
      In 2004, the Company established a Long-Term Incentive Plan, substantially similar to the 2003 — 2005 Long-Term Incentive Plan. The purpose of the 2004 — 2006 Long-Term Incentive Plan is to reward the achievement of specific financial performance objectives over a three-year performance cycle. The Compensation and Pension Committee believes that the focus on objectives over a three year horizon is important in the establishment of a long-term view and alignment of management’s interests with the long-term interests of shareholders. Under this program, certain executives, including each of the Named Executive Officers, will be eligible for a cash award at the end of the cycle based on the achievement of the financial objectives that were established by the Compensation and Pension Committee. For the award granted in 2004, the three year cycle began January 1, 2004 and ends December 31, 2006. For any payout to occur, minimum objectives must be met for (a) both revenue and operating income; (b) cash cycle; or (c) financial peer review. The financial peer review is at the end of the three-year performance period and is an added calculation comparing the return on invested capital (“ROIC”) and compound annual growth rate in earnings per share (“EPS”) for the Company with that of its peer companies over the same three-year period. If the Company’s ROIC and EPS growth are both at or above each of the median averages of the ROIC and EPS growth of the peer companies included in three market indices (the S&P Technology Index, the S&P 500 Index and the Russell 1000 Index), the 2004 — 2006 Long-Term Incentive Plan will be funded at the minimum level regardless of any below-minimum attainment for the three financial performance measures of revenue, operating income and cash cycle. (See “Long-Term Incentive Plan — Awards in Last Fiscal Year” for additional information on the awards granted in 2004 to the Named Executive Officers)

Stock Options
      The grant of stock option awards is intended to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating superior performance by employees. By providing employees with an ownership interest in the Company, their interests are aligned with those of the Company’s stockholders and enable the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. As discussed above, stock option grant levels are determined based upon competitive survey data, prior option grants and an evaluation of each executive’s contribution to business results. Stock options are granted at not less than the market price of the Company’s Class A Common Stock on the date of grant, generally vest over a period of three years and expire after ten years.

Deferred Stock Units
      The Compensation and Pension Committee may also make deferred stock unit awards under the Stock Incentive Plan. This type of award entitles a participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive compensation, and receive in lieu thereof an award of deferred stock units (the “Elective Units”). The Compensation and Pension Committee may also grant to such recipient an additional award of deferred stock units with a value equal to 20% of the compensation deferred (the “Supplemental Units”). The Elective Units, together with any dividend equivalents credited with respect thereto, are fully vested at all times. The Supplemental Units, together with any dividend equivalents credited with respect thereto, will become vested, in full, on the fifth anniversary of the date the compensation deferred would otherwise have been paid, subject to continued employment.

Restricted Stock Units
      The Compensation and Pension Committee believes that, in select instances, restricted stock units are an appropriate and useful complement to other long-term incentive awards to help ensure the retention of executive officers. At the February 2001 Board of Directors’ meeting, the Compensation and Pension Committee approved the grant of restricted stock units to Dr. Curlander. Approximately one-third of these restricted stock units vested on the second and fourth anniversary and approximately one-third will vest on the sixth anniversary of the date of grant. At the February 2004 meeting, the Compensation and Pension Committee approved the grant of restricted stock units to certain executives, including Messrs. Rooke and Bahous. Approximately one-third of these restricted stock units will vest on each of the second, fourth and sixth anniversaries of the date of grant.
Stock Ownership
      As discussed above, the Compensation and Pension Committee believes in aligning the interests of executives with the long-term interests of stockholders. Consistent with this philosophy, the Compensation and Pension Committee recommended, and the Board approved, stock ownership guidelines for Lexmark’s executive officers and designated employees. These guidelines require that until the ownership goal is reached, the officer must retain a percentage of after tax net shares on the exercise of any stock options. That percentage is 100% for Dr. Curlander and 50% for the other Named Executive Officers. The guideline requires Dr. Curlander to hold a minimum of five times base salary and the other Named Executive Officers to hold a minimum of three times base salary in value of the Company’s Class A Common Stock. Each of the Named Executive Officers met the holding requirements under these guidelines at the end of 2004.
CEO Compensation
      For 2004, Dr. Curlander received annual salary in the amount of $943,750. In February 2004, the Compensation and Pension Committee approved, and recommended that the Board approve, an increase in Dr. Curlander’s annual base salary to $950,000. The recommended salary was based upon on a review of survey data from multiple sources as well as an analysis of proxy data from peer group companies. The increase was approved by the Board and became effective March 8, 2004. Dr. Curlander’s annual incentive compensation award is based on the achievement of annual financial goals established by the Compensation and Pension Committee. For 2004, Dr. Curlander’s maximum incentive is 0.5% of operating income as reported in the Company’s 2004 income statement, subject to an overall maximum of $2.5 million. At the February 9, 2005 Compensation and Pension Committee meeting, the Compensation and Pension Committee approved a payment of $1,410,382 as Dr. Curlander’s annual incentive award in respect of 2004 performance. In addition to the cash compensation described above, in February 2004, Dr. Curlander was granted 150,000 non-qualified stock options, which vest in three approximately equal annual installments of 34%, 33% and 33%, beginning on the first anniversary of the date of grant, subject to continued employment.
The Compensation and Pension Committee
of the Board of Directors
B. Charles Ames, Chair
Frank T. Cary
William R. Fields
Stephen R. Hardis
Martin D. Walker

Performance Graph
      The following graph compares cumulative total stockholder return on the Company’s Class A Common Stock with a broad performance indicator, the S&P Composite 500 Stock Index, and an industry index, the S&P 500 Information Technology Index, for the period from December 31, 1999 to December 31, 2004. The graph assumes that the value of the investment in the Class A Common Stock and each index were $100 at December 31, 1999 and that all dividends were reinvested.

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04

Lexmark	$100	$49	$65	$67	$87	$94
S&P 500 Index	100	91	80	62	80	89
S&P 500 Information Technology Index	100	59	44	27	40	41

REPORT OF THE FINANCE AND AUDIT COMMITTEE
      The Finance and Audit Committee (the “Committee”) is comprised of five nonemployee directors, Ms. Beck, Mr. Hardymon, Mr. Holland, Mr. Mann and Mr. Maples. The Committee operates pursuant to a written charter which can be found on the Company’s Investor Relations website at http://investor.lexmark.com. After reviewing the qualifications of the Committee members, and any relationships that they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (i) all Committee members are “independent” as that term is defined by Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange, (ii) all Committee members are “financially literate” as that term is defined by the listing standards of the New York Stock Exchange and (iii) Ms. Beck is an “audit committee financial expert” as that term is defined by the applicable rules established by the Securities and Exchange Commission.
      Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm (the “Independent Auditors”), is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States of America, issuing an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. In this context, during 2004 the Committee met nine times and held separate discussions with management, the Company’s internal auditors and the Independent Auditors. The Committee discussed with the Company’s internal auditors and the Independent Auditors the overall scope and plans for their respective audits. The Committee met regularly with the internal auditors and the Independent Auditors, with and without management present, to discuss the results of their respective examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) with the Independent Auditors. The Committee received and reviewed a report prepared by PwC describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review of the firm. The Committee received and reviewed the written disclosures from the Independent Auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Independent Auditors their independence from the Company and its management. The Committee also considered whether the provision of the non-audit services provided by the Independent Auditors is compatible with the Independent Auditors’ independence.
      In discharging its duties, the Committee met with management of the Company and PwC and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2004. The Committee also discussed with PwC the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and PwC have represented to the Committee that the audited financial statements for the year ended December 31, 2004 were prepared in accordance with generally accepted accounting principles.

      Based on the review and discussions with management, the internal auditors and the Independent Auditors referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee Charter, the Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
The Finance and Audit Committee
of the Board of Directors
Teresa Beck, Chair
James F. Hardymon
Robert Holland, Jr.
Marvin L. Mann
Michael J. Maples

PROPOSAL 2
APPROVAL OF THE COMPANY’S 2005 NONEMPLOYEE DIRECTOR STOCK PLAN
Vote Required
      Approval of the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan (the “Plan”) will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented and voting on this proposal at the Annual Meeting.
      The Board of Directors unanimously approved the Plan and recommends a vote “FOR” this proposal. Proxies will be voted for this proposal, unless stockholders specify a different choice in their proxies.
Description of the Plan
      A summary of the significant features of the Plan, assuming stockholder approval at the Annual Meeting, is provided below, but is qualified in its entirety by the full text of the Plan attached as Exhibit A. If the proposal is not approved by stockholders, awards would continue to be granted pursuant to the existing Nonemployee Director Stock Plan; however, the Nonemployee Director Stock Plan will terminate according to its terms on November 20, 2005 and the Company will no longer have the ability to make any form of equity compensation award to its Board of Directors. At December 31, 2004, there were approximately 291,000 stock awards outstanding under the existing Nonemployee Director Stock Plan, including approximately 42,000 deferred stock units (which were granted to Directors who elected to defer all or a portion of their Board fees that would have otherwise been paid in cash). At December 31, 2004, approximately 127,000 shares remained available for future awards under the existing Nonemployee Director Stock Plan.

Shares Subject to the Plan
      The maximum number of shares of the Company’s Common Stock that may be delivered under the Plan is 500,000 shares plus shares that have not been utilized under the existing Nonemployee Director Stock Plan at the time of its termination or may have become available for grant because of a prior award expiring, being canceled, terminated or otherwise settled without the issuance of shares. The increase in overhang for all equity compensation plans (including the 2005 Nonemployee Director Stock Plan) from the additional 500,000 shares recommended for stockholder approval is approximately 0.3%, resulting in an aggregate overhang of approximately 13.6%, which compares favorably to the Company’s competitors in the technology industry. Overhang is defined as the total number of shares underlying outstanding awards and available for future awards divided by the sum of the number of shares outstanding plus those shares underlying outstanding awards and available for future awards. Shares that are delivered to the Company in payment of the exercise price for any option granted under the Plan will also be available for future grants under the Plan. In addition, shares reacquired by the Company on the open market using the cash option proceeds (the exercise price paid in cash and the value of the tax benefit that could be realized by the Company as determined under generally accepted accounting principles) received by the Company from the exercise of options granted under the Plan will also be available for future grants under the Plan, subject to certain limitations. The shares of Common Stock deliverable under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares reacquired by the Company.
      If there is a stock split, stock dividend, recapitalization or other relevant change affecting the Company’s Common Stock, appropriate adjustments will be made in the number of shares that may be issued in the future and in the number and kind of shares and price under all outstanding grants made before the event. Awards assumed or granted in substitution or exchange for awards made by a company acquired pursuant to a merger will not reduce the number of shares that may be delivered under the Plan or authorized for grant to an Eligible Director pursuant to Section 5.3 of the Plan.

Administration and Eligibility
      The Plan is administered by the Board of Directors in its discretion. The Board has the authority to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards. The Board has the authority to grant the following types of awards under the Plan: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and/or (iv) deferred stock units. The Board shall be authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations which may be necessary or advisable for the administration and interpretation of the Plan. All nonemployee members of the Board of Directors who are not officers of the Company or any of its subsidiaries or affiliated with any stockholder of the Company holding 5% or more of the Company’s equity securities are eligible to be participants under the Plan (“Eligible Directors”).

Awards
      Each Eligible Director shall receive an option award or such other form of award as determined by the Board of Directors at the time of such grant on the date of the meeting of the Board or the annual meeting of stockholders of the Company, whichever is applicable, at which such Eligible Director is first elected to serve as a member of the Board (the “Initial Award”). Each Eligible Director may also be granted one or more awards after the Initial Award at such time or times as shall be determined by the Board (each an “Annual Award”). It is the intention of the Board to continue to grant awards under the Plan similar to past practices (see “Compensation of Directors”).

Stock Options
      The Board may grant non-qualified stock options for such number of shares as the Board shall determine. The option price of a non-qualified stock option shall not be less than the fair market value of the underlying Common Stock on the date of grant. To exercise an option, the grantee may pay the option price in cash or cash equivalents; if permitted by the Board, by delivering other shares of Qualifying Common Stock (as defined in the Plan) owned by the grantee; or in such other form as the Board shall determine from time to time.
      The term of each option will be fixed by the Board but may not exceed ten years from the date of grant. Options will become exercisable at such time or times as may be determined by the Board. The Board may not amend the terms of any option or stock appreciation right to reduce the exercise price or cancel any outstanding option or stock appreciation right and grant a new option or stock appreciation right with a lower exercise price, such that the effect would be the same as reducing the option or stock appreciation right exercise price, without first securing the approval of the Company’s stockholders.

Stock Appreciation Rights
      The Board may grant a stock appreciation right in conjunction with an option granted under the Plan (a “Tandem SAR”) or independent of any option (a “Freestanding SAR”). Tandem SARs may be granted with respect to that number of shares of Common Stock subject to the option granted in conjunction with such Tandem SAR. Freestanding SARs may be granted with respect to such number of shares as the Board shall determine. The Board will determine the time or times at which a stock appreciation right may be exercised and, in the case of Freestanding SARs, the base price with respect to the shares of Common Stock for which such stock appreciation right is granted, generally the fair market value of the Common Stock on the date of grant unless the Board determines otherwise. Stock appreciation rights may be exercised in installments.
      If a grantee exercises a stock appreciation right, the grantee will generally receive a payment equal to the excess of the fair market value of the shares with respect to which the stock appreciation right is being exercised at the time of exercise over, in the case of a Tandem SAR, the option exercise price under the related option, and, in the case of a Freestanding SAR, the price for such shares fixed by the Board at the time the stock appreciation right was granted. Payment may be made in cash, in shares or in a combination of cash and shares, as the Board determines. Upon the exercise of a Tandem SAR, the related option will terminate as to the number of shares with respect to which the Tandem SAR is exercised.

Restricted Stock Grants
      The Board may also award shares of Common Stock or stock units with respect to Common Stock. The award agreement will set forth a specified period of time over which the restricted stock will vest and restrictions on transfer lapse (the “Restriction Period”), which period shall not be less than three years during which pro rata or other graded vesting may be permitted. During the Restriction Period, the grantee will generally have all of the rights of the stockholder, including the right to vote shares of restricted stock and the right to receive dividends on restricted stock, unless the Board shall determine otherwise.

Deferred Stock Units
      The Board may also make deferred stock unit awards under the Plan. This type of award entitles an Eligible Director to elect to defer receipt of all or a portion of such Eligible Director’s retainer, meeting and attendance fees (the “Annual Fees”) and to receive in lieu thereof a grant of deferred stock units. The Board may also grant deferred stock unit awards under the Plan in lieu of Annual Fees without regard to whether an Eligible Director has elected to defer any compensation, on such terms and subject to such conditions (including conditions regarding the vesting and payment thereof) not inconsistent with the Plan as the Board may determine.
      No shares of Common Stock will actually be issued at the time a deferred stock unit award is made. Rather, the Company will establish a separate account for the Eligible Director and will record in such account the number of deferred stock units awarded to the Eligible Director which shall be equal to the Annual Fees deferred divided by the fair market value of a share of Common Stock on the date of such award. The Board will determine whether and to what extent to credit to the account of, or to pay currently to, each recipient of a deferred stock unit award, an amount equal to any dividends paid by the Company during the period of deferral with respect to the corresponding number of shares of Common Stock (“Dividend Equivalents”).
      Deferred stock units granted pursuant to the deferral of Annual Fees, together with any Dividend Equivalents credited with respect thereto, are fully vested at all times. Other grants of deferred stock units may be subject to forfeiture and vesting conditions as determined by the Board. An Eligible Director shall not have any right in respect of deferred stock units awarded pursuant to the Plan to vote on any matter submitted to the Company’s stockholders until such time as the shares of Common Stock attributable to such deferred stock units have been issued to such Eligible Director or his beneficiary.

Termination of Director Status
      In the event an Eligible Director ceases to serve as a member of the Board for any reason, with respect to prior awards consisting of options and stock appreciation rights:

(i) if such Eligible Director has completed three (3) Years of Board Service (as defined in the Plan) or less as of the date of such termination, any option or stock appreciation right granted to such Eligible Director (x) which is then outstanding, vested and exercisable on the date of termination may be exercised by the Eligible Director or, if applicable, his beneficiary for a period of 90 days following the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the option or stock appreciation right, and (y) which is not vested and exercisable on the date of termination, shall be canceled, in full, on the date of such termination; or

(ii) if such Eligible Director has completed more than three (3) Years of Board Service as of the date of such termination, any option or stock appreciation right granted to such Eligible Director (x) which is then outstanding, vested and exercisable on the date of termination may be exercised by the Eligible Director or, if applicable, his beneficiary until the third anniversary of the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the option or stock appreciation right, and (y) which is then outstanding but not vested and exercisable on the date of termination, shall thereafter vest in accordance with the vesting schedule set forth in the award agreement for a period of three years following the date of the Eligible Director’s termination of service and become exercisable by the Eligible Director or, if applicable, his beneficiary and, once exercisable, will remain exercisable for a period of three years following the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the option or stock appreciation right.

      The vesting and settlement of all other awards under the Plan shall be set forth in the applicable award agreement.

Transferability
      Awards granted under the Plan, may, subject to prior approval, be transferred to a family member or other entity for estate planning purposes.

Change in Control
      The Plan provides that in the event of a Change in Control (as defined in the Plan), unless the Board determines that the grantee of an award under the Plan will have his award honored or assumed or will receive an alternative award which (i) is based on stock which is traded, or will be traded within 60 days following the Change in Control, on an established securities market, (ii) provides the grantee with rights and entitlements substantially equivalent or better than the rights and entitlements under the grantee’s award, and (iii) has substantially equivalent economic value to such award, then (a) each option and stock appreciation right shall be cancelled in exchange for payment in cash of an amount equal to the Change in Control Price (as defined in the Plan) over the exercise price for each option or the base price for each stock appreciation right, (b) the Restriction Period applicable to all restricted stock shall expire and all shares shall become nonforfeitable and immediately transferable, and (c) all deferred stock units shall become fully vested and the shares of Common Stock with respect to each unit shall be immediately payable.

Amendment and Termination
      The Board may amend the Plan as it deems advisable, except that any amendment that (i) increases the number of shares that may be delivered under the Plan, (ii) lowers the exercise price for options or stock appreciation rights, or (iii) materially modifies the requirements for eligibility to participate in the Plan, shall be subject to stockholder approval. The Board may amend, and intends to amend, the Plan and any outstanding awards as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), without the consent or approval of the Company’s stockholders. The Board may terminate or suspend the Plan at any time, but such termination or suspension will not affect any stock option, stock appreciation right, restricted stock or deferred stock unit then outstanding under the Plan.

Term
      The Plan shall be effective upon approval of the Plan by stockholders and will terminate on the tenth anniversary of such approval unless sooner terminated by the Board.
Federal Income Tax Aspects
      The following is a brief summary of the Federal income tax consequences of awards made under the Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences. The Company intends to operate the Plan in good faith compliance with the provisions of Section 409A of the Code and IRS Notice 2005-1 during calendar year 2005 and further intends to amend the Plan and any outstanding awards on or before December 31, 2005, or such later date as may be permitted, to conform to the provisions of Section 409A of the Code with respect to amounts subject to Section 409A of the Code. Accordingly, this summary assumes that the Plan complies with Section 409A of the Code with respect to amounts subject to Section 409A of the Code.

Non-qualified Stock Options
      No income is realized by an Eligible Director at the time a non-qualified stock option is granted. Generally, upon exercise of a non-qualified stock option, an Eligible Director will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after date of exercise will be either short-term or long-term gain or loss, depending upon the length of time that the Eligible Director has held the shares. The rate of tax payable on capital gains also varies depending on the length of time the shares are held. Special rules apply in the event all or a portion of the exercise price is paid in already owned shares of Common Stock.

Stock Appreciation Rights
      No income will be realized by an Eligible Director in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the Eligible Director will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the Eligible Director’s income by reason of the exercise. If the Eligible Director receives common stock upon exercise of a stock appreciation right, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under “Non-qualified Stock Options.”

Restricted Stock
      An Eligible Director receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the Eligible Director has long-term or short-term capital gain or loss on a subsequent sale of such shares generally begins when the restriction period expires, and the Eligible Director’s tax basis for such shares will generally equal the fair market value of such shares on such date.
      However, an Eligible Director may elect under Section 83(b) of the Code, within 30 days of the grant of the restricted stock to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over any consideration paid by the Eligible Director for the restricted stock, as applicable. By reason of such an election, the Eligible Director’s holding period will commence on the date of grant and the Eligible Director’s tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the Eligible Director. If shares are forfeited after making such an election, the Eligible Director will be entitled to a capital loss for tax purposes in an amount equal to the excess of the consideration paid for the forfeited shares over the amount, if any, realized by the Eligible Director upon the forfeiture of the shares.

Deferred Stock Units
      An Eligible Director receiving a deferred stock unit award will not have taxable income when the deferred stock units or the Dividend Equivalents are credited to the Eligible Director’s account. The Eligible Director will recognize ordinary income equal to the fair market value of the shares of Common Stock delivered (or the amount of cash paid in lieu of such shares) plus the amount of cash and the fair market value of any property credited to the Eligible Director’s account as Dividend Equivalents when the shares and/or cash are delivered or paid in accordance with the Plan. The Eligible Director will also recognize ordinary income to the extent he or she receives current payments of Dividend Equivalents in respect of the deferred stock units when the Company pays a dividend on Common Stock. The Company will generally be entitled to a deduction for the year and to the extent the Eligible Director has ordinary income.
      THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON ELIGIBLE DIRECTORS AND THE COMPANY WITH RESPECT TO CERTAIN TRANSACTIONS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE ELIGIBLE DIRECTOR’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE ELIGIBLE DIRECTOR MAY RESIDE. THIS SUMMARY ASSUMES THAT THE PLAN COMPLIES WITH SECTION 409A OF THE CODE WITH RESPECT TO AMOUNTS SUBJECT TO SECTION 409A OF THE CODE.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Vote Required
      Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for the fiscal year ending December 31, 2005 will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented and voting on this proposal at the Annual Meeting.
      The Board of Directors recommends a vote “FOR” this proposal. Signed proxies will be voted for this proposal, unless stockholders specify a different choice in their proxies.
Summary
      The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s Independent Auditors to audit its consolidated financial statements and express an opinion thereon, issue an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and audit the effectiveness of the Company’s internal control over financial reporting and express an opinion thereon for the 2005 fiscal year. During the 2004 fiscal year, PricewaterhouseCoopers LLP served as the Company’s Independent Auditors and also provided certain tax services. The aggregate fees billed or to be billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal years ended December 31, 2004 and 2003 are as follows:

	2004	2003

Audit Fees(1)(2)	$6,170,000	$2,108,000
Audit-Related Fees(3)	81,000	158,000
Tax Fees(4)	573,000	1,108,000
All Other Fees	-0-	-0-

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit Fees for work performed in connection with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 were $3,134,000 of the $6,170,000 amount reported for 2004.

(3)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, certain attest audits and accounting consultations concerning financial accounting and reporting standards.

(4)	Tax Fees consist of fees for federal, state and international tax compliance, tax consulting and expatriate tax services.
      All fees for services incurred in 2004 were approved by the Finance and Audit Committee. The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the Independent Auditors’ independence. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Finance and Audit Committee will reconsider the appointment.

Policy Regarding Finance and Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
      In April 2003, the Finance and Audit Committee adopted a policy regarding the pre-approval of all audit and permissible non-audit services to be provided to the Company by the Independent Auditors. On an annual basis, the Finance and Audit Committee is required to review and consider for approval the annual audit engagement terms and fees for the coming year, which includes the audit of the Company’s annual financial statements (including required quarterly reviews) and required subsidiary audits. At the same time, the Committee also reviews and considers for approval annually recurring and planned audit-related and tax services to be provided to the Company in the coming year. All of the services reviewed and approved on an annual basis are approved at an estimated fee and require additional pre-approval by the Committee during the year if the estimated fee is expected to be exceeded. All other permissible services to be provided by the Independent Auditors at a fee in excess of $25,000 are required to be specifically pre-approved by the Chair of the Finance and Audit Committee, and, at the discretion of the Chair, may require approval by the entire Committee.
      In considering the pre-approval of services to be provided by the Independent Auditors, the Finance and Audit Committee is mindful of the relationship between fees for audit and non-audit services, and may determine for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If a holder of the Company’s Class A Common Stock wishes to present a proposal for consideration at next year’s Annual Meeting, any such proposal must be received at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 18, 2005. In addition, the Company’s By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
PROXY SOLICITATION
      The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. The Company has also retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004 to assist in the solicitation for an estimated fee of $10,000 plus reasonable expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.
ATTENDANCE AT ANNUAL MEETING
      The 2005 Annual Meeting of Stockholders will be held at 8:00 a.m. on Thursday, April 28, 2005, at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.
      Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the “I plan to attend the meeting” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.
OTHER MATTERS
      The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.
      The Securities and Exchange Commission rules allow for the delivery of a single Annual Report and Proxy Statement to households at which two or more stockholders reside with the proper consent of the stockholders. Accordingly, beneficial owners sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Annual Report and Proxy Statement, unless the beneficial owner has provided contrary instructions. Individual proxy cards or voting instruction forms (or telephonic or electronic voting facilities) will, however, continue to be provided for each beneficial owner account. In addition, upon the written or oral request of a beneficial owner residing at a shared address to which a single copy of the Company’s Annual Report and Proxy Statement are delivered, the Company will deliver an additional copy of such documents at its own cost.
      The Company will furnish to each person whose proxy is being solicited, upon written request, copies of any exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission. Requests in writing for copies of any such materials should be directed to Investor Relations, Lexmark International, Inc., One Lexmark Centre Drive, Lexington, Kentucky 40550.

Vincent J. Cole
Secretary
March 18, 2005

EXHIBIT A
LEXMARK INTERNATIONAL, INC.
2005 NONEMPLOYEE DIRECTOR STOCK PLAN
Section 1. Purposes
      The purposes of the Plan are to enable the Company to attract, retain and motivate the best qualified nonemployee directors and to enhance a long-term mutuality of interest between the directors and stockholders of the Company by granting eligible directors an equity interest in the Company.
Section 2. Definitions
      Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably, and that each comprehends the others, and that the singular shall include the plural, and the plural shall include the singular.
      (a) “Act” shall mean the Securities Exchange Act of 1934, as amended.
      (b) “Adjustment Event” shall mean any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Company.
      (c) “Annual Fees” shall mean the amounts payable by the Company to an Eligible Director for services to be rendered as a member of the Board during any calendar year, including retainers, meeting and attendance fees (including any per diem attendance fee for international directors), committee chair fees and fees otherwise payable for acting on or as a member of the Board or any committee thereof, but not including reimbursement of expenses.
      (d) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock or Deferred Stock Unit awarded under the Plan.
      (e) “Award Agreement” means the agreement, certificate or other instrument evidencing the grant of any Award under the Plan.
      (f) “Board” shall mean the Board of Directors of the Company.
      (g) “Change in Control” shall mean the occurrence of any of the following events:

(i) a majority of the members of the Board at any time cease for any reason other than due to death or disability to be persons who were members of the Board twenty-four months prior to such time (the “Incumbent Directors”); provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who are Incumbent Directors shall be treated as an Incumbent Director; or

(ii) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding the Company, its Subsidiaries, any employee benefit plan of the Company or any Subsidiary, employees of the Company or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iii) the stockholders of the Company shall approve a definitive agreement (x) that results in the consummation of a merger or other business combination of the Company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity or its ultimate parent corporation is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who (1) were not directors of the Company immediately prior to the merger and (2) are not nominees or representatives of the Company or (C) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding the Company, its Subsidiaries, any employee benefit plan of the Company or any Subsidiary, employees of the Company or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of 30% or more of the securities of the surviving entity or (y) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company.

      Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
      (h) “Change in Control Price” shall mean the highest price per share of Common Stock paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Board if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which such Change in Control occurs.
      (i) “Code” shall mean the Internal Revenue Code of 1986, as amended.
      (j) “Common Stock” means the Class A Common Stock of the Company, par value $0.01 per share, or such other shares or kind of securities as determined by the Board.
      (k) “Company” shall mean Lexmark International, Inc., a Delaware corporation, and any successor thereto.
      (l) “Deferred Stock Unit” means an Eligible Director’s right to receive pursuant to the Plan one share of Common Stock, or, if provided by the Board, cash equal to the Fair Market Value of a share of Common Stock, at the end of a specified period of time.
      (m) “Eligible Director” shall mean a director of the Company who is not, at the relevant time, an officer or employee of the Company or any of its Subsidiaries or affiliated with any stockholder of the Company holding 5% or more of the Company’s equity securities.
      (n) “Equity Fee Election” shall mean an Eligible Director’s election to receive all or a portion of his Annual Fees in the form of Deferred Stock Units in lieu of cash that shall be irrevocable for the calendar year to which it applies.
      (o) “Fair Market Value” means, as of any date of determination, the closing price of a share of Common Stock on a national securities exchange on that day, as reported for such day in the Wall Street Journal, or the last bid price for a share of Common Stock on such date, as reported on a nationally recognized system of price quotation. In the event that there are no Common Stock transactions reported on such exchange or system on such day, Fair Market Value shall mean the closing price or the last bid price, whichever is applicable, on the immediately preceding day on which Common Stock transactions were so reported.
      (p) “Grant Date” shall mean, with respect to the grant of Deferred Stock Units under the Plan, each date on which Annual Fees become payable to members of the Board.
      (q) “Nonemployee Director Stock Plan” means the Company’s Nonemployee Director Stock Plan originally approved by the Company’s stockholders on October 26, 1995, as amended and restated from time to time, and scheduled to terminate according to its terms on November 20, 2005.
      (r) “Option” means the right to purchase a stated number of shares of Common Stock at a stated price (as specified in Section 7.2 hereof) for a specified period of time.

      (s) “Option Award” shall mean an Initial Award or an Annual Award (each as defined in Section 6 of the Plan) to purchase Shares at an exercise price per Share equal to the Fair Market Value of a Share on the date of grant of such Award.
      (t) “Plan” shall mean the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan, as set forth herein and as the same may be further amended from time to time.
      (u) “Qualifying Common Stock” means shares of Common Stock which (i) are not subject to any loan or other obligation of the Eligible Director and (ii) either (A) have been owned by the Eligible Director for at least six months (or such greater or lesser period as the Board shall determine) or (B) were purchased by the Eligible Director on a national securities exchange or nationally recognized over-the-counter market.
      (v) “Restriction Period” means the period during which shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) as described in Section 9 of the Plan and any applicable Award Agreement.
      (w) “Restricted Stock” means Common Stock or units with respect to Common Stock awarded to an Eligible Director pursuant to the Plan which is subject to forfeiture and restrictions on transferability in accordance with Section 9 of the Plan.
      (x) “Share” shall mean a share of Common Stock.
      (y) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash, Common Stock or a combination thereof, equal to the excess of the Fair Market Value of a share of Common Stock at the date of exercise over a specified price fixed by the Board (as specified in Section 8 hereof).
      (z) “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company, or any other entity in which the Company has a significant equity interest, as determined by the Board.
      (aa) “Year of Board Service” shall mean any 12 consecutive month period during which an Eligible Director serves as a member of the Board. In the event an Eligible Director is reinstated as a member of the Board after he ceases to serve as a member of the Board, a new Year of Board Service shall commence on the date he recommences service as a member of the Board.
Section 3. Effective Date and Term
      The Plan shall be effective upon the approval by stockholders at the 2005 Annual Meeting of Stockholders (the “Effective Date”). The Plan term will terminate on the tenth anniversary of such approval unless sooner terminated by the Board pursuant to Section 13.
Section 4. Administration
      4.1. Powers of the Board. The Plan shall be administered by the Board. The Board may delegate its powers and functions hereunder to a duly appointed committee of the Board. The Board shall have full authority to interpret the Plan; to establish, amend and rescind rules for carrying out the Plan; to administer the Plan; to construe the respective Award Agreements and the Plan; and to make all other determinations and to take such steps in connection with the Plan as the Board, in its discretion, deems necessary or desirable for administering the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Board shall be final and binding for all purposes and upon all persons, including, without limitation, the Company, the directors, officers and employees of the Company, the Eligible Director and his respective heirs, executors, administrators, personal representatives and other successors in interest.
      The Board shall have the discretionary authority, subject to the terms of the Plan, to determine the time or times at which Awards may be exercised, paid or transferred, as the case may be; the form and manner of payment of any amount due from an Eligible Director in connection with any Award; whether any restriction (including any provision as to vesting, exercisability, payment or transferability) shall be modified or waived, in whole or in part, after the date of grant of the Award in the event an Eligible Director dies, becomes disabled or ceases to serve as a member of the Board for any reason; whether amounts payable by the Company in respect of any Award shall be paid in Common Stock, cash or any combination thereof; whether and to what extent any Award may be transferred by the Eligible Director; and the terms, provisions and conditions to be included in any Award Agreement.
      The Board shall not have the power to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation Right nor to grant a new Option or Stock Appreciation Right in substitution for or upon the cancellation of any previously granted Option or Stock Appreciation Right, which has the effect of reducing the exercise price, unless approved by the Company’s stockholders.
      4.2. Delegation. The Board may appoint the Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Board in the administration of the Plan, and may grant authority to such persons to execute agreements or other documents on its behalf.
      4.3. Agents. The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.
      4.4. Indemnification. Each person who is or shall have been a member of the Board or any committee thereof or any person designated pursuant to Section 4.2 or 4.3 above shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law or otherwise.
Section 5. Shares: Adjustment Upon Certain Events
      5.1. Shares Available. Subject to the provisions of Section 5.5, the number of shares of Common Stock subject to Awards under the Plan may not exceed 500,000, plus any shares that become available for grant pursuant to Section 5.2 and shares that have not been utilized under the Company’s Nonemployee Director Stock Plan at the time of its termination. The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or from Common Stock reacquired by the Company.
      5.2. Canceled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to any portion of an Award which, in any such case and for any reason, expires, or is canceled, terminated or otherwise settled, without the issuance of such shares of Common Stock, shall again be available for award under the Plan. Shares of Common Stock that are delivered to the Company, either actually or by attestation, in payment of the exercise price for any Option granted under the Plan will also be available for future grants under the Plan. Shares reacquired by the Company on the open market using the cash option proceeds (the exercise price paid in cash and the value of the tax benefit that could be realized by the Company determined under generally accepted accounting principles) received by the Company from the exercise of Options granted under the Plan will also be available for future grants under the Plan; provided, however, that the number of Shares that may again be available through open market purchases with option proceeds shall not be greater than the amount of such option proceeds divided by the Fair Market Value on the date of exercise of the Option giving rise to such proceeds.
      5.3. Substitute Awards. Awards assumed or granted in substitution or exchange for awards previously granted by a company acquired by the Company or with which the Company combines shall not reduce the Shares that may be authorized for grant to an Eligible Director or delivered under the Plan.

      5.4. No Limit on Corporate Action. The existence of this Plan and Shares granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding.
      5.5. Adjustment in Capitalization. The aggregate number of shares of Common Stock available for Awards under Section 5.1, or subject to outstanding Awards, and the respective prices and/or vesting criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board, an Adjustment Event. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.
      Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock are distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event, any distribution of property or any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction shall, except as provided in Section 9.4, Section 10.5 or as otherwise provided by the Board at or after the date any such Award is made, be subject to the same terms and conditions, including vesting and restrictions on exercisability or transfer, as are applicable to the Award with respect to which such shares, cash or other property is received, and any Award Agreement and stock certificate(s) representing or evidencing any shares of stock or other property so received shall so provide and be legended as appropriate.
Section 6. Awards
      6.1 Initial Awards. During the term of the Plan, each Eligible Director shall receive an Option Award to purchase Shares or such other form of Award as determined by the Board at the time of such grant (the “Initial Award”) on the date of the meeting of the Board or the annual meeting of the stockholders of the Company, whichever is applicable, at which such Eligible Director is first elected to serve as a member of the Board.
      6.2. Annual Awards. Each Eligible Director may, at the discretion of the Board, also be granted one or more Option Awards or other Awards after the Initial Award (each an “Annual Award”), at such time or times and in such amount as shall be determined by the Board.
      6.3 General. All Initial Awards and Annual Awards shall be reasonable in size and amount and all Annual Awards shall be consistent in size from one Eligible Director to another, except with respect to differentiation in award size based on Board committee membership(s) and service as the chair of a Board committee.
Section 7. Options
      7.1. Grant of Options. Options may be granted to Eligible Directors at such time or times as shall be determined by the Board. Options granted under the Plan shall be non-qualified stock options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Board or, if so determined by the Board, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. The Board shall determine the number of Options, if any, to be granted to an Eligible Director. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains and such other terms and conditions not inconsistent with the Plan as the Board shall determine.

      7.2. Exercise Price. Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.
      7.3. Exercise of Options. Options awarded to an Eligible Director under the Plan shall be exercisable at such time or times and subject to such restrictions or other conditions, as the Board shall determine. Once exercisable, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.
      7.4. Payment. The Board shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option price be paid in full at the time of exercise (i) in cash or cash equivalents, (ii) in the discretion of the Board, in shares of Qualifying Common Stock having a Fair Market Value on the date of exercise equal to such Option price or in a combination of cash and Qualifying Common Stock or (iii) in accordance with such other procedures or in such other form as the Board shall from time to time determine. As soon as practicable after receipt of an exercise notice and payment of the exercise price in accordance with this Section 7.4, the Company shall direct its stock transfer agent to make (or to cause to be made) an appropriate book entry reflecting the Eligible Director’s ownership of the shares of Common Stock so acquired.
Section 8. Stock Appreciation Rights
      8.1. Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to Eligible Directors at such time or times and with respect to such number of shares of Common Stock as shall be determined by the Board and shall be subject to such terms and conditions as the Board may impose. Each grant of an Award of Stock Appreciation Rights shall be evidenced by an Award Agreement.
      8.2. Exercise Price. Stock Appreciation Rights granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Stock Appreciation Right is granted, except that if a Stock Appreciation Right is granted retroactively in tandem with or in substitution for an Option, the designated Fair Market Value for purposes of establishing the exercise price for such Stock Appreciation Rights may be the Fair Market Value on the date the Options were granted.
      8.3. Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised at such time or times and subject to such conditions, including the occurrence of any event or events, including a Change in Control, as the Board shall determine, either at or after the date of grant. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable. Notwithstanding any other provision of the Plan, the Board may impose such conditions on the exercise of a Stock Appreciation Right (including, without limitation, the right of the Board to limit the time of exercise to specified periods) as may be required to satisfy the applicable provisions of Rule 16b-3 as promulgated under the Act or any successor rule.
      8.4. Payment. Upon exercise of a Stock Appreciation Right, the Eligible Director shall be entitled to receive payment in cash, Common Stock or in a combination of cash and Common Stock, as determined by the Board, of an amount determined by multiplying:

(i) any increase in the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price fixed by the Board at the date of grant of such Stock Appreciation Right, by

(ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.
Section 9. Restricted Stock
      9.1. Grant of Restricted Stock. The Board may grant Awards of Restricted Stock to Eligible Directors at such times and in such amounts and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Unless the Board provides otherwise at or after the date of grant, stock certificates evidencing any shares of Restricted Stock so granted shall be held in the custody of the Secretary of the Company until the Restriction Period lapses, and, as a condition to the grant of any Award of shares of Restricted Stock, the Eligible Director shall have delivered to the Company a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. Each grant of Restricted Stock shall be evidenced by an Award Agreement.
      9.2. Payment. Upon the expiration or termination of the Restriction Period, which shall not be less than three years (pro rata or other graded vesting during the Restriction Period may be permitted), and the satisfaction (as determined by the Board) of any other conditions determined by the Board, the restrictions applicable to the Restricted Stock shall lapse and the Company shall cancel and direct its stock transfer agent to make (or to cause to be made) an appropriate book entry reflecting the Eligible Director’s ownership of such number of shares of Common Stock with respect to which the restrictions have lapsed, free of all such restrictions, other than any imposed by applicable law. Upon request, the Company shall deliver to the Eligible Director a stock certificate registered in such Eligible Director’s name and representing the number of shares of Common Stock with respect to which the restrictions have lapsed, free of all such restrictions except any that may be imposed by law. To the extent provided by the Board, in its discretion, in lieu of delivering shares of Common Stock, the Company may make a cash payment in full or partial satisfaction of any Award of Restricted Stock equal to the Fair Market Value, on the date the applicable restrictions lapse, of the number of shares or units of Restricted Stock with respect to which such restrictions have lapsed. No payment will be required to be made by the Eligible Director upon the delivery of such shares of Common Stock and/or cash.
      9.3. Restrictions on Transferability during Restriction Period. Except as provided in Section 15.1, shares of Restricted Stock or units with respect to Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until such time as the Restriction Period applicable thereto shall have lapsed upon the satisfaction of such conditions, including without limitation, the occurrence of such event or events, as shall be determined by the Board either at or after the time of grant.
      9.4. Rights as a Stockholder. Unless otherwise determined by the Board at or after the date of grant, Eligible Directors granted shares of Restricted Stock shall be entitled to vote on any matter submitted to the Company’s stockholders. In addition, unless otherwise determined by the Board, Eligible Directors granted Restricted Stock shall be entitled to receive, either currently or at a future date, as specified by the Board, all dividends or dividend equivalents and other distributions or equivalent value of other distributions paid with respect to those shares, provided that if any such dividends, dividend equivalents or distributions are paid in shares of Common Stock or other property (other than cash), such shares and other property shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which they were paid.
      9.5. Legend. To the extent any stock certificate is issued to an Eligible Director in respect of shares of Restricted Stock awarded under the Plan prior to the expiration of the applicable Restriction Period, such certificate shall be registered in the name of the Eligible Director and shall bear the following (or similar) legend:
      “The shares of stock represented by this certificate are subject to the terms and conditions contained in the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan and the Award Agreement, dated as of                     between the Company and the Eligible Director, and may not be sold, pledged, transferred, assigned, hypothecated or otherwise encumbered in any manner (except as provided in Section 15.1 of the Plan or in such Award Agreement) until                     .”
      Upon the lapse of the Restriction Period with respect to any such shares of Restricted Stock, the Company shall, upon the Eligible Director’s request, issue or have issued new share certificates without the legend described herein in exchange for those previously issued.
Section 10. Deferred Stock Units
      10.1. Equity Fee Election. An Eligible Director shall have the right to make an Equity Fee Election no later than December 31 of each calendar year with respect to Annual Fees paid in cash to be earned for services rendered in one or more succeeding calendar years. Notwithstanding the foregoing, (i) a person may make, prior to the first date as of which such person becomes an Eligible Director and is eligible to participate in the Plan, an Equity Fee Election to be effective under the Plan with respect to Annual Fees to be earned for services rendered any time after such election or (ii) an Eligible Director may make an Equity Fee Election at any time during the 30 day period following the first date as of which such Eligible Director is eligible to participate in the Plan with respect to Annual Fees to be earned for services rendered after such 30 day period. All Equity Fee Elections must set forth a percentage, up to 100%, of the Annual Fees payable to the Eligible Director, that will be paid in the form of Deferred Stock Units in lieu of cash. In the event the Annual Fees of an Eligible Director are increased subsequent to the making of an Equity Fee Election, such election shall apply to the percentage of such Annual Fees elected by the Eligible Director, as so increased.
      Effective on each Grant Date of Annual Fees, each Eligible Director who has made an Equity Fee Election shall receive an award of Deferred Stock Units. No shares shall be issued at the time an award of Deferred Stock Units is made and the Company shall not be required to set aside a fund for the payment of such Award. Upon the effective date of the initial Deferred Stock Unit award granted to an Eligible Director, the Company will establish a separate account for such Eligible Director and will record in such account the number of Deferred Stock Units awarded to such Eligible Director from time to time under the plan. The number of Deferred Stock Units awarded to an Eligible Director on the Grant Date shall be equal to the number of Shares (rounded up in the case of fractional shares) obtained by dividing (i) the amount of such eligible fees deferred pursuant to the Equity Fee Election of such Eligible Director then in effect with respect to the applicable period since the most recent Grant Date by, (ii) the Fair Market Value of one Share on such Grant Date. To the extent that any portion of an Eligible Director’s Annual Fees are determined on an annual basis, a pro rata share of the annual amount thereof shall be taken into account on each date that the Company shall pay such Annual Fees (i.e. a Grant Date) for purposes of determining Deferred Stock Units awarded to such eligible Director on such Grant Date.
      10.2 Grant of Deferred Stock Units. The Board may grant Awards of Deferred Stock Units to Eligible Directors in lieu of Annual Fees at such times and in such amounts and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Each grant of Deferred Stock Units shall be evidenced by an Award Agreement.
      10.3. Dividends with respect to Deferred Stock Units. The Board will determine whether and to what extent to credit to the account of, or to pay currently to, each recipient of a Deferred Stock Unit award, an amount equal to any dividends paid by the Company during the period of deferral with respect to the corresponding number of shares of Common Stock (“Dividend Equivalents”). To the extent provided by the Board at or after the date of grant, any Dividend Equivalents with respect to cash dividends on the Common Stock credited to an Eligible Director’s account shall be deemed to have been invested in shares of Common Stock on the record date established for the related dividend and, accordingly, a number of Deferred Stock Units shall be credited to such Eligible Director’s account equal to the greatest whole number which may be obtained by dividing (x) the value of such Dividend Equivalent on the record date, by (y) the Fair Market Value of a share of Common Stock on such date.
      10.4. Vesting of Deferred Stock Unit Awards. Deferred Stock Units granted pursuant to Equity Fee Elections, together with any Dividend Equivalents credited with respect thereto, shall be fully vested at all times. Other grants of Deferred Stock Units may be subject to forfeiture and vesting conditions as determined by the Board.
      10.5. Rights as a Stockholder. An Eligible Director shall not have any right in respect of Deferred Stock Units awarded pursuant to the Plan to vote on any matter submitted to the Company’s stockholders until such time as the shares of Common Stock attributable to such Deferred Stock Units have been issued to such Eligible Director or his beneficiary.
      10.6. Settlement of Deferred Stock Units. On June 30th in the fifth calendar year following the year in which the Award of Deferred Stock Units is made, or at such other time or times as shall be determined by the Board, an Eligible Director will be entitled to receive one Share for each Deferred Stock Unit (and related Dividend Equivalents) subject to such Award. Notwithstanding the foregoing, an Eligible Director may elect to further defer receipt of the Shares issuable with respect to such Deferred Stock Units pursuant to such election procedures as may be specified by the Board.
Section 11. Termination of Director Status
      In the event an Eligible Director ceases to serve as a member of the Board for any reason, with respect to prior Awards consisting of Options and Stock Appreciation Rights:

(i) if such Eligible Director has completed three (3) Years of Board Service or less as of the date of such termination, any Option or Stock Appreciation Right granted to such Eligible Director (x) which is then outstanding, vested and exercisable on the date of termination may be exercised by the Eligible Director or, if applicable, his beneficiary for a period of 90 days following the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the Option or Stock Appreciation Right, and (y) which is not vested and exercisable on the date of termination, shall be canceled, in full, on the date of such termination; or

(ii) if such Eligible Director has completed more than three (3) Years of Board Service as of the date of such termination, any Option or Stock Appreciation Right granted to such Eligible Director (x) which is then outstanding, vested and exercisable on the date of termination may be exercised by the Eligible Director or, if applicable, his beneficiary until the third anniversary of the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the Option or Stock Appreciation Right, and (y) which is then outstanding but not vested and exercisable on the date of termination, shall thereafter vest in accordance with the vesting schedule set forth in the Award Agreement for a period of three years following the date of the Eligible Director’s termination of service and become exercisable by the Eligible Director or, if applicable, his beneficiary and, once exercisable, will remain exercisable for a period of three years following the date of the Eligible Director’s termination of service, but in no event later than the expiration date of the term of the Option or Stock Appreciation Right.
      The vesting and settlement of all other Awards under this Plan shall be set forth in the applicable Award Agreement.
Section 12. Change in Control
      12.1. Accelerated Vesting and Payment. Subject to the provisions of Section 12.2 below, in the event of a Change in Control, (i) each Option and Stock Appreciation Right shall promptly be canceled in exchange for a payment in cash of an amount equal to the excess of the Change in Control Price over the exercise price for such Option or the base price for such Stock Appreciation Right, whichever is applicable, (ii) the Restriction Period applicable to all Restricted Stock shall expire and all shares shall become nonforfeitable and immediately transferable and (iii) the shares of Common Stock with respect to Deferred Stock Units shall become immediately payable.
      12.2. Alternative Awards. Notwithstanding Section 12.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Board reasonably determines in good faith prior to the occurrence of a Change in Control that such Award or class of Awards shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the acquiring entity (or the parent or a subsidiary of such entity) immediately following the Change in Control, provided that any such Alternative Award must:
      (a) be based on stock which is traded on an established securities market, or which will be so traded within 60 days following the Change in Control;
      (b) provide such Eligible Director with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; and

      (c) have substantially equivalent economic value to such Award (determined by the Board as constituted immediately prior to the Change in Control, in it’s sole discretion, promptly after the Change in Control).
Section 13. Amendment and Modification of Plan
      The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan, provided, however, that any amendment which would (i) increase the number of shares available for issuance, (ii) lower the minimum exercise price for Options or Stock Appreciation Rights or (iii) materially modify the requirements for eligibility to participate in the Plan, shall be subject to the approval of the Company’s stockholders. No action of the Board may, without the consent of an Eligible Director, alter or impair such Eligible Director’s rights under any previously granted Award.
      The Board may amend, and intends to amend, the Plan and any outstanding Awards as necessary to comply with Section 409A of the Code without the consent or approval of the Company’s stockholders.
Section 14. Non-Exclusivity
      Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, payments of cash amounts related to the tax liabilities arising directly or indirectly from the issuance of Shares with respect to an Eligible Director hereunder.
Section 15. General Provisions
      15.1. Nontransferability of Awards. Unless the Board or the Company’s Vice President, Human Resources and Vice President and General Counsel shall permit an Award to be transferred by an Eligible Director to an Eligible Director’s family member for estate planning purposes or to a trust, partnership, corporation or other entity established by the Eligible Director for estate planning purposes, on such terms and conditions as the Board or such officers may specify, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to any Award granted to an Eligible Director under the Plan shall be exercisable by the transferee only for as long as they could have been exercisable by such Eligible Director. If any Award is transferred to a family member, trust, partnership, corporation or other entity as contemplated by the first sentence hereof, all references herein and in the applicable Award Agreement to the Eligible Director shall be deemed to refer to such permitted transferee, other than any such references with respect to the personal status of the Eligible Director.
      15.2. No Right to Serve as a Director. This Plan shall not impose any obligations on the Company to retain any Eligible Director as a director nor shall it impose any obligation on the part of any Eligible Director to remain as a director of the Company.
      15.3. No Right to Particular Assets. Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Eligible Director, the executor, administrator or other personal representative or designated beneficiary of such Eligible Director, or any other persons. Any reserves that may be established by the Company in connection with this Plan shall continue to be held as part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to an Eligible Director or his beneficiary. To the extent that any Eligible Director or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
      15.4. Beneficiary Designation. Each Eligible Director under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the

Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Eligible Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Eligible Director in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Eligible Director’s death shall be paid to or exercised by the Eligible Director’s surviving spouse, if any, or otherwise to or by his estate.
      15.5. Notices. Each Eligible Director shall be responsible for furnishing the Board with the current and proper address for the mailing of notices and delivery of agreements and Shares. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid, or by any recognized international equivalent, if any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Eligible Director furnishes the proper address.
      15.6. Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.
      15.7. Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving such benefit shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Company and other parties with respect thereto.
      15.8. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.
      15.9. Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be appropriate or required, as determined by the Board.
      15.10. Governing Law. The Plan, and all agreements hereunder, shall be construed and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of laws.
      15.11. Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Board deems advisable, including a requirement that the Eligible Director represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other times as the Board deems appropriate) that he is accepting such Award, or receiving or acquiring such Shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such Shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Eligible Director or pursuant to a transfer permitted by Section 15.1. Such Shares shall be transferable only if the proposed transfer shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer at such time will be in compliance with applicable securities laws.
      15.12. Deferral of Awards. Notwithstanding any provision contained herein to the contrary but subject to Section 15.13, the transfer of earned Awards of Restricted Stock in the form of units with respect to shares of Common Stock to an Eligible Director may be deferred by an Eligible Director or mandatorily converted to Deferred Stock Units payable at or after termination of director status or at such other time as determined by the Board, in accordance with such procedures and upon such terms and conditions as may be established by the Board.
      15.13. Code Section 409A Compliance. The Company intends to operate the Plan in good faith compliance with the provisions of Section 409A of the Code and IRS Notice 2005-1 during calendar year 2005 and further intends to amend the Plan and any outstanding Awards on or before December 31, 2005, or such later date as may be permitted, to conform to the provisions of Section 409A of the Code with respect to amounts subject to Section 409A of the Code.

APPENDIX I

ADMISSION TICKET

If you intend to attend the Annual Meeting, please be sure
to check the “I plan to attend the meeting” box on the
reverse side of the Proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
LEXMARK INTERNATIONAL, INC.

The undersigned hereby appoints Paul J. Curlander, Gary E. Morin and Vincent J. Cole attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Lexmark International, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 28, 2005 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

LEXMARK INTERNATIONAL, INC.
P.O. BOX 11101
NEW YORK, N.Y. 10203-0101

To include any comments, please mark this box. ☐

[Reverse Side of Proxy]

Annual Meeting of
Stockholders
Lexmark International, Inc.

April 28, 2005
8:00 a.m.
Embassy Suites Hotel
1801 Newtown Pike
Lexington, Kentucky 40511

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ VOTES MUST BE INDICATED ☒ IN BLACK OR BLUE INK.

1.	ELECTION OF DIRECTORS — TERMS TO EXPIRE IN 2008

FOR ☐	WITHHOLD ☐	EXCEPTIONS* ☐
ALL	FOR ALL

Nominees: (B. Charles Ames, Ralph E. Gomory, Marvin L. Mann and Teresa Beck)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS*” BOX AND WRITE THAT NOMINEE’S NAME ON THE FOLLOWING BLANK LINE.)

Exceptions*

		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF THE COMPANY’S 2005 NONEMPLOYEE DIRECTOR STOCK PLAN.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2005.	☐	☐	☐

4.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

	I plan to attend the meeting		☐

	To change your address, please mark this box.		☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here